Exhibit 10.31
EXECUTION COPY

ASSET PURCHASE AGREEMENT
by and among
iWatt, Inc.
IKOR Acquisition Corporation
and
Advanced Energy Industries, Inc.
Dated November 23, 2005

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TABLE OF CONTENTS
(Continued)

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TABLE OF CONTENTS
(Continued)

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ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 23,2005 (the “Effective Date”), by and among iWatt, Inc., a California corporation (the “Parent”), IKOR Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (the “Buyer”), and Advanced Energy Industries, Inc., a Delaware corporation (the “Seller”), each, a “Party,” together, the “Parties”.
RECITALS
     WHEREAS, Seller is currently engaged in, among other things, the Business (as defined below) in its IKOR division;
     WHEREAS, Parent and Buyer wish to purchase all assets, tangible and intangible, of Seller used in or necessary for the operation of the Business;
     WHEREAS, Seller wishes to sell such assets to Parent and Buyer; and
     WHEREAS, the Parties desire that certain current employees of Seller become employees of Buyer.
     NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Parties), intending to be legally bound hereby, the Parties agree as follows:
Article 1
DEFINITIONS
     1.1 Defined Terms.
     The following capitalized terms shall have the meanings set forth below:
          (a) “Affiliate” means with respect to a Person, a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person, including any Subsidiary of such Person. A “Subsidiary” means with respect to a Person, a Person that directly, or indirectly through one or more intermediaries, is Controlled by such Person. For the purposes of this definition of “Affiliate”, “Control” (including derivative forms such as “Controlling,” “Controlled by” and “under common Control with”) means the ownership or possession, direct or indirect by the controlling Person of: (a) voting shares or other securities, representing more than fifty percent (50%) of the outstanding shares or securities entitled to vote for the election of the board of directors or similar managing authority of such controlled Person; or (b) if such controlling Person does not have voting shares or other securities, more than fifty percent (50%) of the ownership interest that represents the right to make decisions, including the election of directors, for such controlled Person.

          (b) “Assigned IPR” means (i) the Assigned Patents and (ii) the Assigned Trademarks.
          (c) “Assigned Patents” means each of the Patents and invention disclosures set forth in Schedule 1.1(c) and any Patents that are a member of the same Patent Family as any one of such scheduled Patents, in each case whether pending, issued, expired, abandoned or closed, and all foreign counterparts of any such Patent.
          (d) “Assigned Trademarks” means each of the Trademarks listed or described in Schedule 1.1(d), in each case whether or not such Trademarks are Registered IP or registerable as Registered IP.
          (e) “Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate for the benefit of any Employee, or with respect to which Seller or any ERISA Affiliate has or may have any liability or obligation.
          (f) “Bill of Sale” means one or more fully executed bills of sale for the Transferred Tangible Assets, in a form set forth in Schedule 1.1(f).
          (g) “Books and Records” means the books and records of Seller and its Affiliates that are or have been related to, used in or necessary for the operation of the Business, the Transferred Assets or the Designated Employees, including books of account; the sales records; customer lists and information; supplier lists and information; Transferred Product records; marketing materials; distributor and other sales information; copies of Transferred Contracts; product and design materials (for internal or external use); plans; drawings; general financial and accounting data; documentation sufficient to fully utilize, understand and implement the Transferred Assets (including the Transferred Tangible Assets and Assigned IPR); technical and operating materials (for internal or external use); in each case in whatever form (hard copy or electronic) relating to the Transferred Assets, copies of policies and procedures or other communications regarding marketing and customer matters, and the Patent Files.
          (h) “Business” means the development, sale, licensing, distribution and support of power supply components, modules and systems utilized in computing, office automation and communications products, including the business, intellectual property, technology, assets and operations of Seller and its Affiliates currently conducted in its “IKOR” business unit, and the activities and operations of the Designated Employees.
          (i) “Closing Date” means the date upon which the Closing occurs in accordance with Section 2.1.
          (j) “Code” means the Internal Revenue Code of 1986, as amended.

          (k) “Confidential Information” means any nonpublic information disclosed by one Party (the “Disclosing Party”) to the other (the “Receiving Party”) (including any nonpublic information disclosed in the course of the performance of the Transition Services): (a) which relates to the actual or anticipated business or research and development of the Disclosing Party, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Disclosing Party’s products or services and markets therefor, customer lists and customers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information or (b) which is otherwise deemed to be “Confidential Information” by the terms of this Agreement, other than information the Receiving Party can demonstrate was in the public domain at the time of disclosure through no act or omission on the part of the Receiving Party.
          (l) “Consent” means any consent, approval, permit, or authorization of any Person not a Party to this Agreement.
          (m) “Control,” “Controls,” “Controlled” or “Controlling” means, with respect to any Intellectual Property Rights, the possession by Seller or its Affiliates of the right to grant a license or sublicense under such Intellectual Property Rights of the scope provided herein without incurring an obligation to pay additional consideration to a third party (except for payments among such Party and its Affiliates, and payments to employees for inventions made by them while employed by such Party or its Affiliates made in the ordinary course of their employment).
          (n) “Designated Employees” means the individuals listed on Schedule 1.1(n) (including individuals identified between the Effective Date and the Closing Date and added to Schedule 1.1(n) in accordance with Section 6.1) as “Designated Employees.” For clarity, any reference in this Agreement to “Designated Employees” shall include all individuals on Schedule 1.1(n) that are also designated as “Key Employees.”
          (o) “Employee” shall mean any current or former employee, consultant or director of Seller or any ERISA Affiliate, who has provided services to the Business.
          (p) “Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between Seller or any ERISA Affiliate and any Employee.
          (q) “Employment Liabilities” shall mean any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto arising under law, rule, regulation, permit, action or proceeding before any governmental authority, order or consent decree or any award of any arbitrator of any kind relating to any Benefit Plan, Employment Agreement or otherwise relating to an Employee and his or her employment with Seller or any ERISA Affiliate.
          (r) “ERISA Affiliate” shall mean each subsidiary of Seller and any other person or entity under common control with Seller or any of its subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

          (s) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          (t) “Escrow Agent” means the escrow agent identified in the Escrow Agreement.
          (u) “Escrow Agreement” means an Escrow Agreement among Parent, Buyer, Seller and Escrow Agent (as identified therein) effective as of the Closing Date, in the form attached hereto as Exhibit A.
          (v) “Excluded Assets” means (a) all of Seller’s tangible assets other than the Transferred Assets, (b) all cash, (c) all amounts prepaid on any insurance policy maintained by the Seller on behalf of the Business and (d) such other assets of Seller as are listed on Schedule 1.1(v).
          (w) “Exploit” or “Exploitation” means with respect to any Technology, process or product, to make, have made, use, modify, enhance, sell, offer for sale, market, import, make derivative works from, perform, copy, disclose, or distribute such product or Technology (or derivative thereof) or practice such process (or derivative thereof), as the case may be.
          (x) “Governmental Entity” means any court, administrative agency or commission or other federal, state, provincial, county, local or other governmental authority, instrumentality, agency or commission in any country worldwide.
          (y) “Hazardous Material” means any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws.
          (z) “Intellectual Property Rights” or “IPR” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof and all rights that claim priority therefrom, along with each foreign patent or patent application that shares common disclosure therewith (collectively, “Patents”); (b) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology; (c) all works of authorship, copyrights, rights in Mask Works, copyright and Mask Work registrations and applications; (d) all industrial designs and any registrations and applications therefor; (e) all trade names, logos, trademarks and service marks; trademark and service mark registrations and applications (collectively, “Trademarks”); (f) all databases and data collections (including knowledge databases, customer lists and customer databases) and all rights therein; (g) all rights in Software; (h) rights to Uniform Resource Locators, Web site addresses and domain names; (i) any similar, corresponding or equivalent rights to any of the foregoing and (j) all moral and equivalent rights throughout the world.

          (aa) “Key Employees” means the Designated Employees listed on Schedule 1.1(n) that are specified as “Key Employees”.
          (bb) “Liability” means any liability, duty, obligation or indebtedness (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.
          (cc) “License Agreement” means that license agreement entered into between Seller and Parent and Buyer effective as of the Closing Date, in the form attached hereto as Exhibit F pursuant to which Seller licenses to Parent and Buyer the Licensed IPR.
          (dd) “Licensed IPR” means all Intellectual Property Rights (other than the Assigned IPR) used in or necessary for the operation of the Business.
          (ee) “Lien” means any mortgage, pledge, lien, security interest, charge, claim, equity, encumbrance, limitation, restriction on use or transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.
          (ff) “Loss” means any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including without limitation legal costs and expenses and interest on the amount of any Loss from the date suffered or incurred).
          (gg) “Mask Works” means the physical mask works or reticles for the manufacture or customization of a semiconductor device.
          (hh) “Open Source Software” means Software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL) and GNU Lesser General Public License (LGPL)) that require, as a condition of use, modification and/or distribution of such Open Source Software that other Software incorporated into, derived from or distributed with such Open Source Software be (a) disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no charge.
          (ii) “Patent Family” means a set comprised of all Patents that (a) are directly or indirectly linked or entitled to be linked through one or more Priority Claims or by a terminal disclaimer (including under 35 U.S.C. Sec. 253 or 37 CFR 1.321 or the equivalent laws or regulation of any other patent authority); (b) are foreign counterparts, reissues, divisionals, renewals, extensions, parents, continuations or continuations-in-part with respect to any other Patent in such set; or (c) issue from any of the foregoing.
          (jj) “Patent Files” means complete prosecution files for the Assigned Patents, including all correspondence and filings with patent authorities with respect to such Patents and any related materials or documents in the possession or control of Seller or its Affiliates or any attorney or patent agent involved in the prosecution or enforcement of such Patents.

          (kk) “Person” means an individual, partnership, corporation, limited liability company, association, joint venture, trust, unincorporated organization or Governmental Entity.
          (ll) “Priority Claim” means a claim to priority made in any Patent or Patent application to any other Patent or Patent application pursuant to 35 U.S.C. Secs. 120 or 119(e) or the equivalent claim to priority under the laws and regulations applicable to a foreign Patent or Patent application, as the case may be.
          (mm) “Product Software” means all Software that is included in or part of any version of the Transferred Products as firmware or otherwise, or that is part of or related to the use, operation, programming, verification, design, simulation, testing, support or application of a Transferred Product or the reference design related thereto, including the Software listed or described on Schedule 1.1(mm), all versions of any of the foregoing, and any Software from which any of the foregoing Software was derived or that was derived from such Software.
          (nn) “Registered IP” means all United States, international and foreign: (a) Patents; (b) registered Trademarks, applications to register Trademarks, intent-to-use applications, or other registrations or applications related to Trademarks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; and (e) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.
          (oo) “Software” means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed. Software includes source code listings and documentation.
          (pp) “Tax” and “Taxes” means (a) any and all federal, provincial, state, and local taxes in any country worldwide (including estimated taxes), assessments, and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value-added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this definition as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person or entity with respect to such amounts and including any liability for taxes of a predecessor entity.
          (qq) “Technology” means all technology, including all know-how, show-how, techniques, design rules, trade secrets, inventions (whether or not patented or patentable) and invention disclosures, algorithms, routines, Software, files, databases, works of authorship, processes, devices, prototypes, lab notebooks, reference designs, test boards, test fixtures, test programs, development and lab equipment, schematics, netlist, Mask Works, test methodologies, documentation, hardware development tools, any media on which any of the foregoing is recorded, and any other tangible embodiments of any of the foregoing.

          (rr) “Transferred Claims” means all rights and claims of Seller or its Subsidiaries related to the Business against any third parties, including all rights under express or implied warranties relating to the Business or the ownership, use, function or value of any Transferred Asset.
          (ss) “Transferred Contracts” means those contracts listed on Schedule 1.1(ss), and all open purchase agreements and other agreements to purchase work in progress with respect to the Transferred Products.
          (tt) “Transferred Inventory” means any and all inventory, wherever located, including raw materials, work in process, finished products, recycled materials, inventoriable supplies, and spare parts owned by Seller and its Affiliates and related to, used in, or necessary for the operation of the Business, and any rights of Seller and its Affiliates to the warranties received from suppliers of such inventory and any and all rights of Seller and its Affiliates to related claims, credits, rights of recovery and setoff with respect to such inventory, but only to the extent such rights are assignable.
          (uu) “Transferred Permits” means all governmental permits and licenses, certificates of inspection, approvals or other authorizations issued to Seller with respect to the Business or the premises used in connection with the Business and necessary for the operation or conduct of the Business as currently conducted under applicable laws.
          (vv) “Transferred Personal Property” means any and all personal property (including equipment, computers, servers, machinery, furniture, office equipment, furnishings, office supplies, storage devices, etc.) that are or have been, related to, used in or necessary for the operation of the Business. For the avoidance of doubt, such Transferred Personal Property shall include any personal property related to, used in or necessary for the operation of the Business that was previously provided to Seller under a leasing arrangement that is not covered under a Transferred Contract (e.g. copy machines, phone systems, etc.).
          (ww) “Transferred Products” means any and all products, in whatever stage of development and in whatever form, that are (a) designed by or for, or related to, the Business; or (b) otherwise listed or described on Schedule 1.1(ww) and any Product Software that is part of such Transferred Products, and any reference designs or development boards or platforms for such Transferred Products (including boards and systems for the simulation, test or verification of such Products) (x) that are of the type provided to actual or potential purchasers for use with or evaluation of such Transferred Products or (y) otherwise listed or described on Schedule 1.1(ww).
          (xx) “Transferred Tangible Assets” means all tangible assets of any type or nature, other than Excluded Assets, that are or have been: (a) used in or necessary for the operation of the Business, including the Transferred Products, Transferred Personal Property and Transferred Inventory; (b) reflected on the Business’s balance sheet, including accounts receivable; or (c) otherwise described on Schedule 1.1(xx).
          (yy) “Transferred Technology” means all Technology used in or necessary to the operation of the Business or constituting any of the Transferred Products or otherwise listed or described on Schedule 1.1(yy) and including all (a) know-how and other Technology known by any and all Designated Employees, whether or not such Technology was reduced to any tangible media on or prior to the Closing Date; (b) copies and versions of the Product Software; (c) Technology that is used in the design, development, manufacture or testing Transferred Products (including all versions of any design tools or development environments used in the design of any Transferred Product); (d) Mask Works, netlists, GERBER files and other representations of any Transferred Product; and (e) files necessary for the operation of the Transferred Websites, including all of the content therein.
          (zz) “Transferred Websites” means those Web sites (including content) and the Uniform Resource Locators set forth in Schedule 1.1(zz).
          (aaa) Each of the following terms is defined in the Section or Exhibit set forth opposite such term:

TERM	SECTION/EXHIBIT
“Allocation”	Section 2.6
“Assumed Liabilities”	Section 2.3
“Audit Completion Date”	Section 5.3
“Buyer Indemnitee”	Section 8.2
“Buyer Indemnitees”	Section 8.2
“Cash Amount”	Section 2.5(a)
“Claim”	Section 8.4(a)
“Closing”	Section 2.1
“Closing Date”	Section 2.1
“COBRA”	Section 6.5
“Collateral Agreements”	Section 2.7(b)
“Conflict”	Section 3.3
“Disclosing Party”	Section 1.1(k)
“Disclosure Schedule”	Article 3
“Employee Excluded Liabilities”	Section 6.6(a)
“Escrow Amount”	Section 2.5(b)
“Excluded Liabilities”	Section 2.4
“Indemnifiable Audit Costs”	Section 5.3
“International Employee Plan”	Section 3.11(a)
“IP Assignments”	Section 2.7(b)
“M&A Qualified Beneficiaries”	Section 6.5
“Multiemployer Plan”	Section 3.11(a)
“Non-Assignable Contract”	Section 5.4
“Non-Paying Party”	Section 2.9(c)
“Patents”	Section 1.1(z)
“Paying Party”	Section 2.9(c)
“Pension Plan”	Section 3.11(a)
“Purchase Price”	Section 2.5(b)
“Receiving Party”	Section 1.1(k)
“Selling Group”	Section 6.5
“Straddle Period Taxes”	Section 2.9(c)

TERM	SECTION/EXHIBIT
“Tax Returns”	Section 2.9
“Termination Date”	Section 9.1
“Trademarks”	Section 1.1(z)
“Transfer Taxes”	Section 2.11
“Transferred Assets”	Section 2.2
“Transition Services”	Section 5.6
“Transition Services Fees”	Section 5.6
Article 2
TRANSFER OF ASSETS
     2.1 Closing. Subject to the terms hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place on a date occurring as promptly as reasonably practicable but no later than two (2) days following the date on which all conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived, or on such date as may be agreed upon by the Parties (the “Closing Date”), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304.
     2.2 Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing Date, Seller shall, and shall cause its Affiliates to, grant, deliver, sell, convey, transfer and assign to Buyer or its Affiliate(s) (with the allocation among such entities to be designated by Buyer) all rights, title and interest in and to the following assets (the “Transferred Assets”), free and clear of all Liens:
(a)	the Transferred Tangible Assets;

(b)	the Transferred Contracts;

(c)	the Assigned IPR;

(d)	the Books and Records;

(e)	the Transferred Permits;

(f)	the Transferred Claims;

(g)	the Transferred Websites;

(h)	the Transferred Technology; and

(i)	all goodwill relating to the Business.
For the purposes of this Section 2.2, Assigned IPR shall include the right to register, prosecute, maintain or record any of such Intellectual Property Rights with any Governmental Entity and the right to all past and future income, royalties, damages and payments due with respect to such

Intellectual Property Rights, including without limitation rights to damages and payments for past, present or future infringements or misappropriations thereof, as well as all goodwill associated with such Intellectual Property Rights or the Business. Notwithstanding the foregoing transfers, Buyer shall grant to Seller a royalty-free, perpetual, non-exclusive, non-assignable, non-transferable, license (without right to sublicense) under the Assigned Patents to make, use, sell, offer to sell and import any products (and modifications and derivatives thereof) offered by units of Seller other than the IKOR unit Business as of the Closing Date, all of which Seller represents, warrants and covenants are unrelated to and are not and will not be competitive with any products offered or under development by the Business.
     2.3 Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, effective at the time of the Closing Date, Buyer shall assume the following Liabilities, and only the following Liabilities, of Seller (collectively, the “Assumed Liabilities”):
          (a) Liabilities under or arising out of the Transferred Contracts, which are required to be paid or performed from or after the Closing Date, through no act, omission or fault of Seller (other than the Liabilities of Seller under Section 5.4 and Section 5.5).
          (b) Liabilities relating to any warranty, returns, refunds, support obligation or similar claims with respect to any Transferred Products sold prior to the Closing Date and required to be performed after the Closing Date, which obligations arise under any Transferred Contract; and
          (c) Trade accounts payable of the Business existing on the Closing Date, it being understood that Seller will continue to pay all trade payables at the times and in a manner consistent with prior practices from the Effective Date until the Closing Date.
          (d) Liabilities arising out of Parent’s or Buyer’s operation and ownership of the Transferred Assets, but only to the extent such Liabilities accrue after the Closing Date.
     2.4 Excluded Liabilities. Notwithstanding the foregoing, unless otherwise expressly set forth in this Agreement and other than the Assumed Liabilities, nothing set forth herein shall constitute the transfer to, or the assumption by, Parent or Buyer of any Liability or Lien of the Seller, including but not limited to the following (collectively, the “Excluded Liabilities”):
          (a) any indebtedness of Seller;
          (b) any Liability with respect to any Employee who does not accept in writing an offer of employment with Buyer by the Closing Date;
          (c) any Liability to an Affiliate of Seller;
          (d) any Liability not disclosed on the Disclosure Schedule or the Financial Statements;
          (e) Employee Excluded Liabilities;
          (f) any Liability related to or arising from any asset that is not a Transferred Asset; or

          (g) any Liability of Seller for Taxes for any taxable period, and any Liability for Taxes arising from or attributable to the Business, the Transferred Assets or Seller’s operation of the Business for all taxable periods (or portions thereof) ending on or prior to the Closing Date, including any Transfer Taxes for which Seller is liable pursuant to Section 2.11 and the portion of any Straddle Period Taxes allocated to Seller pursuant to Section 2.9(c) (and all Employment Liabilities).
     2.5 Payments to Seller. In consideration of the grant, delivery, sale, conveyance, transfer and assignment of the Transferred Assets, and in addition to the assumption of certain Liabilities, upon the terms and subject to the conditions set forth in this Agreement:
          (a) At the Closing, Parent shall pay to Seller, in cash by wire transfer of immediately available funds to an account number provided to Parent by the Seller prior to the Closing, a total of $9,425,000 (the “Cash Amount”).
          (b) At the Closing, Parent shall deposit $1,000,000 (the “Escrow Amount,” together with the Cash Amount, the “Purchase Price”) in the Escrow Fund pursuant to the Escrow Agreement and Section 8.5.
     2.6 Allocation of Purchase Price. Within ninety (90) days of the Closing Date, Parent or Buyer shall provide Seller with an allocation of the Purchase Price (and the Assumed Liabilities to the extent properly taken into account) among the Transferred Assets and any other rights acquired hereunder in accordance with Section 1060 of the Code and the regulations promulgated thereunder (the “Allocation”) (as adjusted to take into account any indemnity payments pursuant to Article 8). The Parties agree that the amount allocated to the Transferred Personal Property shall be the depreciated book value of such property as of the Closing Date. The Allocation shall be conclusive and binding upon Parent, Buyer and Seller for all purposes, and the parties agree that all returns and reports (including IRS Form 8594) and all financial statements shall be prepared in a manner consistent with (and the Parties shall not otherwise file a Tax Return position inconsistent with) the Allocation unless required by the IRS or any other applicable taxing authority.
     2.7 Closing Deliveries; Collateral Agreements.
          (a) On the Closing Date, Seller shall, and shall cause its Affiliates to, at Seller’s sole cost, in the manner and form and to the locations specified by Buyer, deliver to Buyer all of the Transferred Assets, or in the case of the Assigned IPR or other intangible assets, deliver such instruments as are necessary or desirable to transfer title to such assets from Seller (or its Affiliates) to Buyer. Transfer and delivery of the Transferred Tangible Assets shall include physical or electronic delivery of all Transferred Technology, including delivery or production of Books and Records and other appropriate documentation thereof as reasonably requested by Buyer to facilitate the transfer and operation of the Business. The Parties shall cooperate in good faith to define and transfer such Transferred Technology, but it is understood and acknowledged that Seller is ultimately responsible for delivering all Transferred Tangible Assets. It is further understood and acknowledged that any Transferred Tangible Assets not delivered on the Closing Date shall be held by Seller for and on behalf of Buyer until such time as Buyer is granted possession thereof and that, during that period, Seller shall bear all risk of loss with respect to such Transferred Tangible Assets. To the maximum extent practicable, all Software to be delivered hereunder shall be delivered by electronic means in a manner specified by Buyer. Seller shall not retain in its possession or control any Transferred Tangible Assets or Transferred Technology or any copy thereof.
          (b) On the Closing Date, Seller shall deliver to Buyer (i) the Bill of Sale; (ii) fully executed documents in a form reasonably satisfactory to Parent and Buyer, sufficient to enable transfer of all Assigned IPR and proper recordation thereof in each jurisdiction in which such Assigned IPR exist or have been filed, registered or issued (“IP Assignments”); (iii) the sublease, in the form attached hereto as Exhibit E, covering the space presently occupied by the Business at 4424 Innovation Drive, Fort Collins, Colorado as set forth in Section 7.1(d) hereof; (iv) the Escrow Agreement; (v) the License Agreement; and (vi) any other transfer documents reasonably requested by, and in a form reasonably satisfactory to, Buyer (collectively, the “Collateral Agreements”).
     2.8 Further Assurances, Conveyances, Agreement to Perform Necessary Acts.
          (a) From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to fully and effectively transfer, assign and convey onto Buyer and its Affiliates and their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and the Collateral Agreements, to fully and effectively transfer, assign and convey onto Buyer and its Affiliates and their successors and assigns, any Assumed Liabilities and obligations intended to be assumed by Buyer under this Agreement and the Collateral Agreements, to otherwise make effective the transactions contemplated hereby and thereby and to confirm Buyer’s title to or interest in the Transferred Assets, to put Buyer in actual possession and operating control thereof and to assist Buyer in exercising all rights with respect thereto. If it is determined that any material Transferred Asset (including any Patent owned or Controlled by Seller) that falls within the definition of a “Transferred Asset,” was not included on a Schedule and transferred to Buyer as of the Closing, Seller shall promptly, without payment of further consideration by Parent or Buyer, transfer and assign such asset to Seller, which assignment shall be deemed to have been effective as of the Closing Date, and the relevant Schedule shall be amended accordingly.
          (b) Seller agrees that, if requested by Parent or Buyer, it will cooperate with Parent or Buyer in enforcing the terms of any agreements between Seller and any third party involving the Business, including without limitation terms relating to confidentiality and the protection of Intellectual Property Rights. In the event that Parent or Buyer is unable to enforce its Intellectual Property Rights against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, Seller agrees to reasonably cooperate with Parent or Buyer by assigning to Parent or Buyer such rights as may be required by Parent or Buyer to enforce its Intellectual Property Rights in its own name. If such assignment still does not permit Parent or Buyer to enforce its Intellectual Property Rights against the third party, Seller agrees to initiate proceedings against such third party in Seller’s name, provided that Seller shall be entitled to participate in such proceedings, all at Parent’s or Buyer’s expense.
          (c) Following the Closing and without demanding further consideration therefor, Seller shall, and shall cause its Affiliates and its and their Employees (including any named inventors on any Patents included in the Transferred Assets) and agents, to provide Parent or Buyer with access to relevant information and otherwise to provide Parent or Buyer with reasonable cooperation and assistance in the enforcement or prosecution of any Assigned IPR and the proper recordation of the transfer thereof. Assistance under this Section 2.8 shall include, upon Parent’s or Buyer’s reasonable request, the execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents on a jurisdiction-by-jurisdiction and/or a country-by-country basis and such other instruments of sale, transfer, conveyance, and assignment as Parent or Buyer may reasonably request.
          (d) Seller hereby grants Parent and Buyer the irrevocable power of attorney to represent Seller, where such representation is legally permissible, without restrictions towards legal entities and natural persons, public authorities and courts, to do, sign under hand (or, as required, under personal seal), deliver, receive and perform all and any acts, matters, statements and things which may be necessary to put Buyer or its Affiliates in ownership, possession, and operating control of the Transferred Assets, including execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents on a country-by-country basis and such other instruments of sale, transfer, conveyance, and assignment as may be required for this purpose. Under this power of attorney, Parent and Buyer is entitled to enter into transactions on behalf of Seller with itself in its own name or in its capacity as attorney-in-fact of a third party and, therefore, Parent and Buyer are released from any prohibition or restriction of self-dealing which may exist under any applicable law. Parent and Buyer shall be entitled to delegate the rights granted to it by this power-of-attorney and to grant dispensation from any legal prohibition or restriction of self-dealing that may exist. The foregoing power of attorney is coupled with an interest and as of the closing shall be irrevocable. Notwithstanding anything to the contrary in this Section 2.8(d), Parent and Buyer shall not exercise the foregoing power of attorney unless and to the extent Seller does not comply with its obligations under this Section 2.8.
     2.9 Responsibility for Taxes and Tax Returns.
          (a) Subject to Section 2.9(c) below, Seller will be responsible for the preparation and filing of all returns, estimates, information statements and reports required to be filed with a taxing authority (“Tax Returns”) (including Tax Returns required to be filed after the Closing Date), to the extent such Tax Returns include or relate to the operation of the Business or the use or ownership of the Transferred Assets on or prior to the Closing Date. Seller will be responsible for and make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Transferred Assets or the Business.
          (b) Parent will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Buyer’s ownership or use of the Transferred Assets or its operation of the Business attributable to taxable periods (or portions thereof) commencing after the Closing Date. Parent will make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the Transferred Assets or the Business.
          (c) In the case of any real or personal property taxes (or other similar Taxes) attributable to the Transferred Assets for which Taxes are reported on a Tax Return covering a period commencing before the Closing and ending thereafter (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Parent and Seller on a per diem basis. The party required by law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period prescribed by law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of payment, and within ten (10) days of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.
          (d) To the extent relevant to the Business or the Transferred Assets, each Party shall (a) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (b) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller shall retain all documents, including prior years’ Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment tax returns and, absent the receipt by Seller of the relevant tax clearance certificates, shall not destroy or otherwise dispose of any such records for six (6) years after Closing Date without the prior written consent of Parent or Buyer.
     2.10 Withholding Rights. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.
     2.11 Transfer Taxes . All sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees (“Transfer Taxes”) imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby shall be borne by Seller; provided, however, the sales tax on the transfer of the Transferred Personal Property to Buyer pursuant to this Agreement by the state of Colorado shall be shared equally by Seller and Parent. The Parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes. The Party required by law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by law, and the other Party shall reimburse the filing Party for its share of such tax upon receipt of notice that such Transfer Taxes have been paid.
Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Parent and Buyer, subject to such exceptions as are specifically set forth in the disclosure schedule (referencing the appropriate Section numbers) attached hereto as Exhibit C (the “Disclosure Schedule”) and dated as of the Closing Date, as follows. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein unless the representation or warranty has to do with the existence of the document or other item itself.
     3.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority (corporate and governmental) to conduct the Business as it is presently being conducted and to own and lease its properties and assets including the Transferred Assets. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, either individually or in the aggregate, have a material adverse effect on the Transferred Assets or Business.
     3.2 Authorization of Transaction. Seller has all requisite corporate power and authority to enter into this Agreement, the Collateral Agreements and all related agreements and instruments to be executed and delivered by Seller and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Collateral Agreements and all related agreements and instruments to be executed and delivered by Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all other necessary corporate action on the part of Seller. The signatory officers of Seller have the power and authority to execute and deliver this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby and to take all other actions required to be taken by Seller pursuant to the provisions hereof and thereof. This Agreement and the Collateral Agreements have been duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable in accordance with their terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
     3.3 Non-contravention; Consents.
          (a) None of the execution, delivery or performance of this Agreement or the Collateral Agreements, the consummation of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof, will, with or without the passage of time or the delivery of notice or both, (a) violate or conflict with any terms, conditions or provision of the certificate of incorporation or bylaws, each as in effect, of Seller, (b) violate, conflict with, result in a breach of or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate or modify under, or require a notice under, or result in the creation of any Lien upon any of the Transferred Assets under any contract, lease, sublease, license, sublicense, franchise, patent, permit, indenture, agreement for borrowed money or mortgage, instrument of indebtedness, security interest or other arrangement to which Seller or any Affiliate of Seller is a party or by which it is bound or to which any of its assets are subject, (c) violate any statute, ordinance, law, rule, regulation, order, writ, injunction or decree of any Governmental Entity, or (d) impose any Lien on any Transferred Assets or the Business (any such event, a “Conflict”).

          (b) Except as set forth on Schedule 3.3(b), no consent, waiver, or order of, or registration, declaration or filing with, any Governmental Entity or any third party is required by or with respect to Seller or any of its Affiliates in connection with the execution and delivery of this Agreement or the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby.
          (c) There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Seller or any Affiliate of Seller is a party or otherwise binding upon Seller or any of its Affiliates which has or may have the effect of prohibiting the transactions contemplated by this Agreement or the Collateral Agreements or impairing the Business or the Transferred Assets or the value thereof in any material respect. Neither Seller nor any Affiliate of Seller has entered into any agreement that restricts Seller or any of its Affiliates with respect to selling, licensing or distributing the Transferred Products, providing services related to the Transferred Products, or otherwise conducting the Business.
     3.4 Title of Properties; Absence of Liens and Encumbrances; Condition. Seller has good and valid title to all of the Transferred Assets and the unrestricted power and the unqualified right to sell, assign and deliver to Buyer the Transferred Assets free and clear of any Liens, and at Closing Seller will transfer to Buyer good, valid and marketable title to all of the Transferred Assets free and clear of any Liens. To the knowledge of the Seller, no basis exists for the assertion of any claim which, if adversely determined, would result in a Lien on any Transferred Asset or result in a material adverse effect. The Transferred Tangible Assets are (i) adequate for the conduct of the Business by Seller as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear. Except as set forth on Schedule 3.4, Seller is in custody and control of all the Transferred Assets being sold and transferred by Seller to Buyer pursuant to this Agreement and the Collateral Agreements.
     3.5 Intellectual Property Rights.
          (a) Schedules. All schedules referenced in this Section 3.5 are complete and accurate in all material respects.
          (b) Assigned IPR. Schedule 3.5(b) lists all Transferred Assets that are Registered IP, including the Assigned Patents and Assigned Trademarks. All such Registered IP is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), and is not subject to any unpaid maintenance fees or taxes or actions falling due within one hundred twenty (120) days after the date hereof. All Assigned IPR is, to the best of Seller’s knowledge, valid and subsisting and is free and clear of all Liens. There are no proceedings or actions known to Seller before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any such Assigned IPR. Seller has not made any misrepresentations to any Governmental Entity in the prosecution and maintenance of any Transferred Assets that are Registered IP, or otherwise impaired the enforceability of such Registered IP through action or inaction. Immediately prior to the Closing, all Assigned Patents are solely and exclusively owned by Seller, and all assignments of the Assigned Patents (from the inventors thereof and any and all intermediate assignees) are effective and have been properly recorded with the appropriate Governmental Entity. The Assigned

IPR transferred to Buyer and the Licensed IPR hereunder constitute all of the Intellectual Property Rights of Seller, which absent such transfer would be infringed by the operation of the Business by Parent or Buyer following the Closing in the manner the Business as conducted by Seller immediately prior to the Closing.
          (c) Non-Infringement. To the best of Seller’s knowledge, neither (i) the Transferred Assets when Exploited by Buyer after the Closing (including the development, use, distribution, sales, licensing and support of the Transferred Products), nor (ii) conduct of the Business or the use of Transferred Assets or Licensed IPR by Seller prior to the Closing will or did: (A) infringe or misappropriate the Intellectual Property Rights of any Person, (B) violate the rights of any Person (including rights to privacy or publicity), or (C) constitute unfair competition or trade practices under the laws of any jurisdiction. Neither Seller nor any of its Affiliates have received notice from any Person claiming or alleging any such infringement, misappropriation, or violation. To the best of Seller’s knowledge, there has been and is no unauthorized use, disclosure, infringement or misappropriation of any Assigned IPR by any person or entity, including any employee or former employee of Seller. Seller has not brought any action, suit or proceeding for infringement of Assigned IPR against any third party and does not currently have any plans to do so.
          (d) Ownership. Seller owns and has the right to transfer ownership to Buyer of all Assigned IPR and Transferred Technology free and clear of all Liens. Following the Closing, Buyer will own exclusively all such Transferred Technology and Assigned IPR except pursuant to non-exclusive licenses pursuant to the Transferred Contracts. All of the Transferred Technology and the Intellectual Property Rights therein and thereto, either (i) were created by an Employee of Seller, within the scope of that Employee’s employment, such that ownership of and all Intellectual Property Rights in and to the Transferred Assets has vested in Seller pursuant to a written agreement under which the Employee agreed to assign ownership of all inventions to Seller, or (ii) were created by another Person exclusively for Seller, and Seller has a written agreement with that Person that has been provided to Buyer under which Seller has obtained ownership of, and is the exclusive owner of, all such Transferred Technology and Intellectual Property Rights. Seller has taken all steps that are reasonably required to protect Seller’s rights in confidential information and trade secrets of Seller or provided by any other person to Seller, including entering into a binding proprietary information, confidentiality and assignment agreement with each of its current and former Employees, consultants and contractors, each of which have been provided to Buyer. Except with respect to any individuals separately identified on Schedule 3.5(d), all current and former employees, consultants and contractors of Seller who have created or modified any of the Transferred Technology have executed such an agreement assigning all of such employees’, consultants’ and contractors’ rights in and to the Transferred Technology and the Intellectual Property Rights to Seller. With respect to any individuals identified on Schedule 3.5(d), the description of such individual’s activities related to the Transferred Technology and Intellectual Property Rights provided in Schedule 3.5(d) is accurate and complete in all material respects. Except as set forth in Schedule 3.5(d), neither Seller nor any of its Affiliates has transferred ownership of or, granted any exclusive licenses to, any Intellectual Property Rights of Seller or any of its Affiliates otherwise required to be transferred to Buyer as a Transferred Asset.

          (e) Transferred Products and Product Software.
               (i) Schedule 1.1(ww) together with Schedule 3.5(e) is a complete and accurate list of all Transferred Products that are or have been sold or offered for sale by Seller or its Affiliates in the five year period prior to the Effective Date or that are currently under development by Seller or any of its Affiliates.
               (ii) Seller has taken reasonable steps and implemented reasonable procedures (based on standard industry practices) to ensure that the Transferred Products are free from defects, bugs, viruses and other disabling codes that would have an adverse effect on the Transferred Products, and Seller has disclosed to Parent and Buyer all information about material defects, bugs, viruses and other disabling codes in the Transferred Products about which Seller has knowledge, and has used a system and a procedure for tracking those bugs, the results of which have been shared with Parent and Buyer and are included in the Transferred Assets. Each of the Transferred Products complies in all material respects with the specifications therefor. There are no defects or errors in any of the designs for any of the Transferred Products. All of the Transferred Products when manufactured in accordance with the design and specifications therefor will be free from defects.
               (iii) To the extent the Transferred Products or other Transferred Technology include or incorporate any open source, public source or freeware code, or any modification or derivative thereof, including any version of any Open Source Software, Seller has disclosed and described to Parent and Buyer, in writing, the manner in which such Open Source Software is incorporated or included. No third party possesses any copy of any material source code to any Product Software or other Software included in the Transferred Assets. Other than as explicitly set forth in Section 2.8, as of the Closing Seller will have delivered to Parent and Buyer, and neither Seller nor any of its Affiliates will have retained any copy of, any source code to any Product Software or other material Software included in the Transferred Assets.
               (iv) With respect to Transferred Products in commercial production as of the Closing Date, all design databases, GERBER files and other information necessary to manufacture, design, test and simulate, and necessary for the verification of, all of such Transferred Products will correspond in all material respects (except with respect to the GERBER files which shall correspond exactly) to such Transferred Products at the time of the relevant Closing. Schedule 1.1(mm) lists any Product Software and other material Software that is included in or part of the current version of the Transferred Products as firmware or otherwise or that is part of, used in or necessary to the use, operation, programming, verification, testing, support or application Software of any Transferred Product or the reference design related thereto that is owned by a third Person, and neither Seller nor its Affiliates is a party or subject to any contract, license or agreement with respect to such Product Software or other material Software except as set forth on Schedule 3.5(f)(i).
          (f) Agreements.
               (i) Schedule 3.5(f)(i) lists all contracts, licenses or agreements to which Seller or any Affiliate of Seller is a party (A) related to the licensing to, or acquisition of, any third party Intellectual Property Rights or Technology related to or used in the Business or incorporated into the Transferred Products or (B) related to the sale or licensing of any Assigned IPR, including any covenants not to sue thereunder, other than non-exclusive object code-only licenses granted by Seller in the ordinary course and provided that forms of such licenses have been provided to Parent and Buyer. There are no contracts, licenses or agreements between Seller and any other Person with respect to the Transferred Assets under which there is any dispute or, to the knowledge of Seller, any threatened dispute regarding the scope of such agreement or performance under such agreement.
               (ii) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer, by operation of law or otherwise, of any contracts or agreements to which Seller is a Party, will result, under the terms of any contract, license or agreement of Seller, in (A) Buyer granting to any third party any right to or with respect to any Technology or Intellectual Property Rights Right owned by, or licensed to, Buyer, (B) Parent or Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, or (C) Parent or Buyer being obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or Buyer upon Closing.
               (iii) The Transferred Contracts when transferred to Buyer in accordance with Section 2.8 will confer and grant to Buyer all rights and licenses with respect to third party Intellectual Property Rights and Technology previously licensed to Seller under such agreements that are necessary to enable Parent or Buyer to operate the Business following the Closing without infringing the Intellectual Property Right or incurring any liability to such third parties (other than as expressly set forth in such Transferred Contracts).
          (g) Standards Bodies. Schedule 3.5(g) lists all industry standards bodies or similar organizations related to the Business or Transferred Assets to which Seller or its Affiliates participates and has or is required to contribute or disclose any Technology or Intellectual Property Rights related to the Business or the Transferred Assets.
     3.6 Brokers’ and Finders’ Fees. Except as set forth on Schedule 3.6, neither Seller nor any of its Affiliates has employed any broker or finder or incurred, nor will they, Parent or Buyer (except for Parent or Buyer with respect to any such person engaged directly by Parent or Buyer) incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.
     3.7 Legal and Other Compliance. Seller and each Affiliate of Seller have been and are in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of Governmental Entities applicable to the Business, Transferred Assets, and Designated Employees, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice alleging any failure to so comply has been made, filed or commenced. Neither Seller nor any Affiliate of Seller holds, nor is it required by any applicable law, rule or regulation of any Governmental Entity to hold, any permits, government approvals, licenses, registrations, clearances, authorizations or consents necessary for the conduct of the Business.
     3.8 Transferred Assets and Transferred Technology. The Transferred Assets comprise all of the tangible and intangible assets, properties and rights of every type and description (other than real property) used in or necessary to the operation of the Business and are sufficient for the operation of the Business by Parent and Buyer following the Closing in the manner the Business was conducted by Seller immediately prior to the Closing. The Transferred Technology comprises all of the Technology used in or necessary to the operation of the Business by Parent and Buyer following the Closing in the manner the Business was conducted by Seller immediately prior to the Closing. Neither Seller nor any Affiliate of Seller has made or entered into any agreement, written or oral, to sell or transfer any part of the Transferred Assets, or has sold or transferred any part of the Transferred Assets, to any party other than Parent and Buyer.
     3.9 Environmental Matters. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Seller or any of its Affiliates has at any time owned, operated, occupied or leased in connection with operation of the Business. Neither Seller nor any of its Affiliates have, in connection with operation of the Business, transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials or any product containing a Hazardous Material in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the Effective Date. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Seller or any of its Affiliates, threatened concerning any activities of Seller or any of its Affiliates related to Hazardous Materials in connection with operation of the Business. Neither Seller nor any of its Affiliates have knowledge of any fact or circumstance which could involve any Person in any environmental litigation or impose upon any Person any environmental liability in connection with operation of the Business.
     3.10 Litigation. There are no claims, actions, suits, inquiries, proceedings or investigations against Seller or any of its Affiliates relating to the Business, the Designated Employees or the Transferred Assets which are currently pending or, to Seller’s knowledge, threatened, at law or in equity or before or by any Governmental Entity. There are no grievance or arbitration proceedings pending or, to Seller’s knowledge, threatened. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against Seller or any of its Affiliates affecting or involving the Business, the Designated Employees or the Transferred Assets under any foreign, federal, state, provincial or local law.
     3.11 Employment Matters.
          (a) Definitions. The following terms, when used in this Section 3.11, shall have the following meanings:
               (i) “International Employee Plan” shall mean each Benefit Plan that has been adopted or maintained by Seller or any ERISA Affiliate, whether informally or formally, or with respect to which Seller or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform or performed services outside the United States.
               (ii) “Multiemployer Plan” means any Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.
               (iii) “Pension Plan” shall mean each Benefit Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

          (b) Designated Employees and Key Employees. Schedule 1.1(n) contains a complete and accurate list of the Employees and shows: (i) Employee name, position held, annual base salary, target incentive compensation and equity compensation; (ii) net credited service date; (iii) vacation eligibility for calendar year 2005; (iv) visa status; (v) leave status (including type of leave, expected return date for non-disability related leaves and expiration dates for disability leaves); and (vi) the name of any union, collective bargaining agreement or other similar labor agreement covering such Employee.
          (c) Pension and Benefit Plans.
               (i) Neither Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or had or could have any obligation to, any (A) Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (B) multiple employer plan or to any plan described in Section 413 of the Code, or (C) Multiemployer Plan. The Seller does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.
               (ii) Section 3.11(c)(ii) of the Disclosure Schedule contains a complete list of all Benefit Plans for which Employees are eligible or that that currently provide, or have provided, benefits to Employees. Seller and, as applicable, its ERISA Affiliates, are in material compliance with Benefit Plan terms and all applicable laws for each Benefit Plan including, but not limited to, ERISA and the Code.
          (d) No Post-Employment Obligations. No Benefit Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any current or former Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and neither Seller nor any of its ERISA Affiliates has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.
          (e) Employment Matters. Seller and its ERISA Affiliates: (i) are in compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to the wages, salaries and other payments to Employees by virtue employment, the transactions specifically contemplated by this Agreement or otherwise; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the knowledge of Seller or any ERISA Affiliate, any threatened or reasonably anticipated claims or actions against Seller or any ERISA Affiliate under any worker’s compensation policy or long-term disability policy with respect to any Employees.

          (f) Labor. No work stoppage or labor strike against Seller or any ERISA Affiliate is pending, threatened or reasonably anticipated with respect to the Business. Seller does not know of any activities or proceedings of any labor union to organize any current Employees (including Designated Employees). There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Seller, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee (including Designated Employees), including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Seller or any of its subsidiaries. Neither Seller nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Seller is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees (including Designated Employees) and no collective bargaining agreement is being negotiated with respect to Employees (including Designated Employees).
          (g) No payment or benefit which will or may be made by Seller or its ERISA Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.
     3.12 Bulk Transfer Laws. There are no current or past creditors of Seller to whom any law, rule or regulation requires the delivery of notice or from whom any form of consent is required in conjunction with undertaking the transactions contemplated by this Agreement, and the “bulk transfer laws” of any state in which the Transferred Assets are located do not apply to the transfer of those Transferred Assets under this Agreement.
     3.13 Business Financial Information.
          (a) Seller has delivered to Parent and Buyer, and Schedule 3.13(a) contains, true, correct and complete copies of (i) the unaudited partial balance sheet of the Business at September 30, 2005 which includes only the categories of Transferred Assets and Assumed Liabilities as of such date and (ii) unaudited statements of revenue and direct expenses of the Business for the year ended December 31, 2004 and the nine months ended September 30, 2005 (the “Financial Statements”). The Financial Statements were compiled from books and records regularly maintained by management of Seller used to prepare financial statements of Seller and fairly present the financial condition and results of operations at the date and for the periods covered thereby.
          (b) Since September 30, 2005, there has not occurred any event or condition of any character that has had or is reasonably likely to have a material adverse effect on the Business, the Transferred Products or the Transferred Assets, or any damage, destruction or loss, whether or not covered by insurance.
          (c) Except as and to the extent reflected on the Financial Statements or on Schedule 3.13(c), Seller does not have Liabilities that are within the definition of Assumed Liabilities and are of a nature customarily reflected on a balance sheet. The amount of Seller’s warranty obligations with respect to the Transferred Products sold by Seller prior to Closing Date does not exceed $75,000.

     3.14 Contracts; No Defaults.
          (a) Contracts. Schedule 3.14(a) sets forth a complete and accurate list, with respect to the Business, the Transferred Assets and the Designated Employees, of each agreement, contract, understanding or commitment (including, without limitation, any of the Transferred Contracts) entered into by Seller or any of its Affiliates with respect to the Business or the Transferred Assets.
          (b) Defaults. Neither Seller nor any Affiliate of Seller is in default under or with respect to any judgment, order, writ, injunction or decree of any Governmental Entity. There does not exist any default by Seller or, to the knowledge of Seller, by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any agreement, contract, understanding or commitment (including, without limitation, any of the Transferred Contracts) entered into by Seller or any of its Affiliates with respect to the Business or the Transferred Assets, and no notices of breach thereof have been received by Seller or any of its Affiliates. Except as set forth on Schedule 3.14(b), neither the Seller nor any Affiliate of Seller is a party to or bound by any agreement, contract, understanding, or commitment with respect to the Business or the Transferred Assets which is not immediately terminable by Seller without penalty. Each of the Transferred Contracts is fully assignable to Buyer without giving rise to any obligation, loss of rights or penalty and when assigned to Buyer, shall place Buyer in the position of Seller (or its Affiliate) under the terms of such Transferred Contract.
     3.15 Warranties; Defects; Liabilities. Each Transferred Product manufactured, sold, licensed, leased or delivered by Seller, and all services performed by Seller, have been in conformity with all applicable contractual commitments and all express and implied warranties except where the failure to be in such conformity would not have a material adverse effect. Except for Seller’s standard product warranty, the Seller has no Liability (and to the knowledge the Seller, there is no current reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No Transferred Product manufactured, sold, licensed, leased, or delivered by Seller, and no service performed by Seller, is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable law. Schedule 3.15 includes copies of the standard terms and conditions of license or services for Seller (each Contract setting forth such standard terms and conditions for licensing a Transferred Product shall be referred to herein as a “Standard Product License Agreement”) and sets forth all Contracts under which Seller has manufactured, sold, or licensed Transferred Products or performed services or provided any guaranty, warranty or indemnity to a third party in connection therewith which contains terms that materially deviate from such standard terms and conditions.
     3.16 Insurance. There is no claim by Seller pending under any insurance policy or fidelity bond covering the Business, the Transferred Products or the Transferred Assets. All premiums payable under all such policies and bonds have been paid, and Seller is otherwise in compliance with the terms of such policies and bonds. To the knowledge of the Seller, such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of Seller in the jurisdictions in which Seller operates.

     3.17 Tax Matters.
          (a) To the extent relevant to the Transferred Assets or the Business, Seller has prepared and timely filed all required Tax Returns relating to any and all Taxes concerning or attributable to the Seller and such Tax Returns are true and correct and have been completed in accordance with applicable law.
          (b) To the extent failure to do so could adversely impact Parent or Buyer, the Business, the Transferred Assets, or Parent’s or Buyer’s use or ownership of the Transferred Assets or operation of the Business, Seller has timely paid all Taxes it is required to pay and has timely withheld and paid over to the appropriate Governmental Entity all income taxes, social security and national insurance contributions and other Taxes required to be withheld.
          (c) Neither Parent nor Buyer shall have any liability or obligation, nor shall Parent or Buyer incur any loss, expense or cost, and none of the Transferred Assets shall be subject to any Liens, by reason of any Taxes arising out of (i) the Business as conducted by Seller prior to the consummation of the sale hereunder of the Transferred Assets or (ii) any other operations or activities of Seller whether conducted prior to the date hereof or hereafter. Seller is not aware of, and has no knowledge of a factual basis for the assertion of, any claim for Taxes for which Parent or Buyer would become liable as a result of the transactions contemplated by this Agreement.
          (d) To the extent failure to do so could adversely impact Parent or Buyer, the Business, the Transferred Assets, or Parent’s or Buyer’s use or ownership of the Transferred Assets or operation of the Business, as of the Closing Date, Seller will not be delinquent in the payment of any Tax, nor will there be any Tax deficiency outstanding, assessed or proposed against Seller.
          (e) Seller has not executed any waiver of any statute of limitations on or extending the period for assessment or collection of any Tax.
          (f) No audit or other examination of any Tax Return of Seller’s with respect to the Business or Transferred Assets is presently in progress, nor has any Seller been formally or informally notified of any request for such an audit or other examination.
     3.18 Accounts Receivable. All of the accounts receivable of the Business (a) arose from bona fide sales transactions in the ordinary course of business, and are payable on ordinary trade terms, (b) are legal, valid, and binding obligations of the respective debtors enforceable in accordance with their respective terms, (c) are not subject to any valid set-off or counterclaim, and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. No person has any Lien on any accounts receivable of the Business and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Business.
     3.19 Inventory. The Transferred Inventory is of a quality and quantity usable and salable in the ordinary course of business. All items included in the Transferred Inventory of the Business are the property of the Seller, free and clear of any Lien, have not been pledged as collateral, are not held on consignment from others and conform in all material respects to all standards applicable to such Transferred Inventory and its use or sale imposed by any Governmental Entity.

     3.20 Representations and Disclosures Complete. Seller is not aware of any facts or circumstances that affect the Business, the Transferred Assets or the Designated Employees in a material adverse manner or that are reasonably likely to affect the Business, the Transferred Assets or the Designated Employees in a material adverse manner. None of the representations or warranties made by Seller (as modified by the Disclosure Schedule), nor any statement made in any Schedule, Exhibit, agreement or certificate furnished by Seller pursuant to this Agreement, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading. Seller has delivered or made available true and complete copies of each existing document that has been requested by Parent, Buyer or its counsel.
Article 4
REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER
     Parent and Buyer represent and warrant to Seller as follows:
     4.1 Organization. Parent is duly organized, validly existing, and in good standing under the laws of the jurisdiction of the State of California. Buyer is duly organized, validly existing, and in good standing under the laws of the jurisdiction of the State of Delaware.
     4.2 Authority for Agreement. Parent and Buyer have all requisite corporate power and authority to enter into this Agreement, the Collateral Agreements to which Parent and Buyer are a party and all related agreements and instruments to be executed and delivered by Parent and Buyer and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Collateral Agreements to which Parent and Buyer are a party and the related agreements and instruments and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Buyer. This Agreement has been duly executed and delivered by Parent and Buyer and constitutes, and the related agreements and instruments, when duly executed and delivered by Parent and Buyer, will constitute the valid and binding obligations of Parent and Buyer, enforceable in accordance with their terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
     4.3 Noncontravention(a) . As of the Closing Date, neither the execution and the delivery of this Agreement, the related agreements and instruments to be executed and delivered by Parent and Buyer nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any provision of the certificate of incorporation or bylaws, each as in effect, of each of Parent and Buyer or (b) Conflict with any material agreement, contract, lease, license, instrument, or other arrangement to which Parent and Buyer are a party or by which it is bound or to which any of its assets is subject except for such Conflicts which would not, either individually or in the aggregate, have a material adverse effect on Parent and Buyer.

Article 5
ADDITIONAL AGREEMENTS OF THE PARTIES
     5.1 Operation of the Business.
          (a) Between the Effective Date and the Closing Date, unless otherwise agreed in writing in advance by Parent or Buyer, Seller shall: (i) except as otherwise allowed or required pursuant to the terms of this Agreement, conduct the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; (ii) pay the debts, trade payables and Taxes of the Business when due and in a manner consistent with prior practices; (iii) pay or perform other obligations of the Business when due; (iv) preserve intact the current business organization of Seller relating to the Business, keep available the services of the Designated Employees, and maintain the relations and goodwill with the suppliers, customers, distributors, licensors, licensees, landlords, trade creditors, Employees, agents, and others having business relationships with Seller relating to the Business, with the goal of preserving unimpaired the goodwill and ongoing business of the Business; (v) maintain all of the Transferred Assets in their current condition, ordinary wear and tear excepted, and, in the event of any damage to or destruction of any of the Transferred Assets prior to the Closing Date, promptly replace, repair or restore such Transferred Assets; (vi) promptly notify Parent and Buyer in writing of any event or occurrence not in the usual, regular and ordinary course of the operation of the Business, or that has resulted, will result, or is reasonably likely to result, in the failure to satisfy any of the conditions specified in this Section 5.1 hereof;
          (b) Except as otherwise expressly permitted by this Agreement, between the Effective Date and the Closing Date, Seller will not, without the prior written consent of Parent or Buyer:
               (i) sell, lease or otherwise transfer or dispose of, or enter into any outbound license agreement with respect to any of the Transferred Assets;
               (ii) take any action to impair, encumber, create a Lien against or otherwise adversely affect the Transferred Assets;
               (iii) revalue any of the Transferred Assets, including without limitation writing down the value of any inventory;
               (iv) amend or modify, or violate the terms of, any of the Transferred Contracts;
               (v) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case relating to the Business, the Transferred Products or the Transferred Assets;
               (vi) create, incur or assume any Liability that would materially and adversely affect the Business, the Transferred Assets or Parent’s and Buyer’s ability to conduct the

Business in substantially the same manner and condition as conducted by Seller on the Effective Date;
               (vii) commence or settle any legal actions or proceedings or obtain any releases of threatened actions or proceedings involving or relating to the Business or the Transferred Assets;
               (viii) accelerate any accounts receivable or defer any accounts payable in any manner outside the ordinary course of business;
               (ix) take any action, or fail to take any action, that would result in any of the representations and warranties set forth in Article 3 not being true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date; or
               (x) agree to take any action described in subsection (i) through (ix) above.
     5.2 Access.
          (a) During the period commencing on the Effective Date and continuing through the Closing Date, Seller will permit Parent and Buyer to make a full and complete investigation of the Transferred Assets and the Business and to receive all information of Seller relating to the Transferred Assets or reasonably related to Seller’s conduct of the Business. In addition, to the maximum extent permitted by applicable laws and regulations, Seller will provide Parent and Buyer access to the employee files of the Designated Employees or Employees that would potentially be Designated Employees. Without limitation on this right, Seller, upon reasonable prior notice from Parent or Buyer to Seller, will (i) afford to Parent and Buyer and their representatives, at all reasonable times during normal business hours, full and complete access to the Transferred Assets and Seller’s personnel, professional advisors, properties, contracts, files, Books and Records, and other documents and data; (ii) furnish Parent or Buyer and its representatives with copies of all such Transferred Contracts, Books and Records, and other existing documents and data as Parent or Buyer may reasonably request; and (iii) furnish Parent or Buyer and their representatives with such additional financial (including Tax Returns and supporting documentation), operating, and other data and information as Parent or Buyer may reasonably request, in each case relating to the Business. Seller shall maintain and make available the information and records specified in this Section 5.2 in the ordinary course of Seller’s business and document retention policies, as if the transactions contemplated by this Agreement had not occurred. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties hereto to consummate the transactions contemplated hereby.
          (b) During the period commencing on the Effective Date and continuing through the Closing Date, each Party shall provide the other Party (at such other Party’s expense) with such reasonable assistance, including the provision of available relevant records or other information and reasonable access to and cooperation of any personnel within their employ, as may be reasonably requested by either of them in connection with the preparation of any financial statement or Tax

Return, or any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes.
          (c) For two (2) years after the Closing Date, Seller shall give Parent and Buyer reasonable access, during normal business hours, to all books, records and files requested by Parent and Buyer that are reasonably necessary in order for Parent and Buyer to respond to any third party or governmental inquiries, investigations, claims or audits related to the Transferred Assets or the Business.
     5.3 Post-Closing Audits of Business Financial Statements. During the period commencing on the Closing Date and ending on the date that the audits of the Business’s financial statements for the years ended December 31, 2004 and the period from January 1, 2005 through the Closing Date by third party auditors are completed (the “Audit Completion Date”), Seller shall provide Parent (at Seller’s expense) with such reasonable assistance, including the provision of available relevant records or other information and reasonable access to and cooperation of any personnel within Seller’s employ, as may be reasonably requested by Parent in connection with the preparation of the audits of the Business’s financial statements for the years ended December 31, 2004 and the period from January 1, 2005 through the Closing Date (the “Post-Closing Audits”). Parent shall select the third party auditor for the Post-Closing Audits and will bear the fees of the third party auditor for the Post-Closing Audits up to $125,000 for a so-called “carve out” audit. Any third party auditor fees in excess of $125,000 for the “carve out” audit shall be referred to as “Indemnifiable Audit Costs” and shall constitute “Losses” for purposes of Article 8.
     5.4 Third Party Consents; Assignment of Transferred Contracts.
          (a) Seller, Parent and Buyer shall use reasonable best efforts to obtain, within the applicable time periods required, all waivers, permits, consents, assignments and approvals and to effect all registrations, filings and notices with or to third parties or Governmental Entities that are necessary to consummate the transactions contemplated by this Agreement, including without limitation by cooperating in good faith to effect any required assignment to Buyer or its designees of each of the Transferred Contracts in such a manner that Buyer or its designees shall assume only those obligations under such Transferred Contracts arising from Buyer’s or its designee’s performance or non-performance of its obligations under such Transferred Contracts from and after the Closing Date.
          (b) With respect to contracts that are to be Transferred Assets, Seller shall use prior to the Closing commercially reasonable efforts to obtain the consent of the other Persons to the assignment thereof to Buyer or its designees (at no cost to Buyer) such that Buyer or its designees shall be able to secure the benefits of such Transferred Contracts directly. If such consent is not obtained prior to the Closing, or if an attempted assignment thereof would be ineffective or would adversely affect the rights thereunder so that Buyer or its designees would not receive substantially all such rights, (i) this Agreement shall not constitute an agreement to assign such contracts (a “Non-Assignable Contract”) and (ii) Seller shall (x) continue to use reasonable best efforts to obtain the consent of the other Persons for the assignment thereof to Buyer or its designees, and (y) use reasonable best efforts so as to ensure that Buyer or its designees would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Buyer or its designees, or enter into arrangements under which Seller would enforce for the benefit of Buyer or its designees, with Buyer or its designee, assuming Seller’s obligations, any and all rights of Seller against a third party thereto. Seller shall promptly pay to Parent all monies received by Seller with respect to such Non-Assignable Contracts, except to the extent the same represents an Excluded Asset. To the extent the benefits therefrom and obligations thereunder have been provided by alternative arrangements as provided above reasonably acceptable to Parent or Buyer, any such Non-Assignable Contract shall be deemed to be a Transferred Asset or Assumed Liability, as the case may be, provided Parent and Buyer shall not be responsible for any Liabilities (i) arising out of a claim of breach of such Non-Assignable Contract due to the establishment of the alternative arrangements, or (ii) arising out of such Non-Assignable Contract as a result of Seller’s action without Parent’s or Buyer’s approval in a manner inconsistent with the alternative arrangements. Parent and Buyer will use commercially reasonable efforts to assist Seller in obtaining such consents (such commercially reasonable efforts shall not include the payment of money).
          (c) In furtherance, and not in limitation of the foregoing subsection (a), in the event that Seller is unable to obtain any required consent to the transfer at the Closing to the Buyer or its designees of any Non-Assignable Contract and Seller and Buyer have failed to agree on alternate arrangements to an assignment reasonably satisfactory to Buyer, then (i) the party thereto shall remain a party and shall continue to be bound by such Non-Assignable Contract, (ii) Buyer or its designee shall pay, perform and discharge fully all of the obligations of such party from and after the Closing Date, upon the terms and subject to the conditions of such Non-Assignable Contract, (iii) such party shall, without further consideration therefor, pay, assign and remit to Buyer or its designee promptly all monies, rights and other consideration received in respect of such Non-Assignable Contract on and after the Closing Date, and (iv) such party shall, without further consideration therefor, exercise its rights and options under such Non-Assignable Contract in the manner and only to the extent directed by Buyer. If and when any consent shall be obtained following the Closing Date with respect to the transfer by Seller to Buyer of any such Non-Assignable Contract or such Non-Assignable Contract shall otherwise become assignable following the Closing Date, Seller shall promptly assign all of its rights and obligations thereunder to Buyer or its designee, without further consideration therefor, and Buyer shall, without further consideration therefor, assume such rights and obligations, to the fullest extent permitted and such Non-Assignable Contract shall be deemed to be a Transferred Asset or Assumed Liability, as the case may be. The existence of the provisions of this Section 5.4 shall not reduce or otherwise adversely affect any party’s ability to enforce any of its rights under this Agreement.
     5.5 Renewal Fees. In furtherance, and not in limitation of the foregoing Section 5.4, Seller agrees to pay for Buyer’s renewal fees of all agreements and licenses with respect to third party Software previously licensed to Seller that are (i) listed on Schedule 5.5; (ii) Non-Assignable Contracts or (iii) otherwise necessary to enable Parent or Buyer to operate the Business following the Closing.
     5.6 Transition Services. For a period of not more than 9 months from the Closing Date, Seller will continue to provide Parent and Buyer with support services to the Business as detailed in Exhibit B-1 (the “Transition Services”). The cost of such support services will be paid by Parent or Buyer to Seller at the rates set forth on Exhibit B-1 (the “Transition Services Fees”), pro-rated for partial months. Parent and Buyer may terminate each or all of such Transition Services at any time, provided, however, that Seller’s provision of IT system services shall not be terminated until Parent or Buyer implements a system capable of handling such IT system services. For any support service that Parent and Buyer is utilizing after 90 days, the Transition Services Fees will increase for such services by 20% each quarter after such 90 days. Seller agrees to transfer all data of or related to the Business which resides on Seller’s IT system for use with Parent’s or Buyer’s IT system, at Parent’s or Buyer’s request and at Seller’s cost. Seller shall provide the Transition Services, or cause the Transition Services to be provided, in a diligent and workmanlike manner, in good faith and in a manner consistent with the historical provision of such services in the ordinary course of business, with at least the same degree of skill, duty, care and timeliness as such services have been provided in Seller’s Fort Collins facilities prior to the Closing Date, but in no event less than reasonable care. Seller will provide the Transition Services to Parent and Buyer with the same priority as it provides similar services to its own subsidiaries and businesses, including similar treatment with respect to critical and time-sensitive needs. Seller shall not have the right to subcontract the provision of the Transition Services without the prior written consent of Parent or Buyer except to the extent such Services were subcontracted prior to the Closing Date. Prior to termination of such Transition Services, Seller will provide any transition-related assistance and migrate to Parent or Buyer all data reasonably necessary for Parent or Buyer to effect the transition of Transition Services, so that Parent or Buyer will be able to perform the Transition Services itself or through a third party service provider. Seller will be responsible for costs or expenses incurred in support of Parent’s or Buyer’s migration plan.
     5.7 Software Other than IT Systems
     Seller has provided Parent and Buyer, and attached hereto as Exhibit B-2, a complete list of third- party software presently utilized by Employees of the Business including the relicensing costs which are required to continue such use after the Closing. Seller has allowed Parent a credit against the purchase price for the Transferred Assets to enable Parent or Buyer to acquire such software as Parent or Buyer deems necessary. All license payments to third parties shall be at Parent’s and Buyer’s expense. Seller shall allow Parent and Buyer to acquire an unlimited, perpetual license to Seller’s P-Tools software in exchange for a onetime payment of $10,000. Such license to Seller’s P-Tools software shall be transferable in the event of a change in control or acquisition of Parent or Buyer.
     5.8 Technology Documentation. Commencing on the Effective Date, Seller shall fully cooperate with Parent and Buyer to perform a detailed technical review of all Transferred Technology and shall diligently prepare such documentation sufficient to enable Parent and Buyer to fully utilize, understand and implement the Transferred Technology for delivery to Buyer at the Closing. It is understood and acknowledged that any Technology created solely or jointly by either Party in the creation of such documentation shall be Transferred Tangible Assets, and any Intellectual Property Rights therein shall be Assigned IPR.

     5.9 Intellectual Property.
          (a) Except as otherwise expressly permitted by this Agreement, between the Effective Date and the Closing Date, Seller will not, without the prior written consent of Parent or Buyer:
               (i) enter into any inbound license agreement with respect to Intellectual Property Rights or Technology of any third party to be incorporated in or used in connection with the Transferred Assets or the Business;
               (ii) sell, lease or otherwise transfer or dispose of or encumber (including any Lien), or enter into any outbound license agreement (including any covenant not to sue a third party) with respect to, any of the Transferred Assets or the Business;
               (iii) propose, enter into or negotiate a contract with any Person, other than Parent and Buyer, providing for the possible acquisition, transfer or disposition (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) of any of the Transferred Assets or the Business; or
               (iv) enter into any other contract relating to (A) the sale or distribution of any Transferred Technology; (B) the provision of any services related to the Business; or (C) any other of the Transferred Assets.
          (b) Between the Effective Date and the Closing Date, Seller shall, and shall cause its Affiliates to, take all actions, and not omit to take any action, necessary to preserve and maintain all Assigned IPR, including payment of any Patent issuance, maintenance or other fees when due and the filing of any documents, certificates or notices when due related to the prosecution or maintenance of any Assigned IPR.
     5.10 Reasonable Best Efforts . The Parties shall use reasonable best efforts (a) to cause to be fulfilled and satisfied all of the conditions to the Closing to be fulfilled and satisfied by each of them and (b) to cause to be performed all of the matters required of each of them at the Closing.
     5.11 No Other Bids. Until the earlier to occur of (a) the Closing or (b) the termination of this Agreement pursuant to its terms, neither Seller nor any of its Affiliates, officers, directors, Employees, stockholders, agents or other representatives shall, directly or indirectly: (i) initiate, solicit, entertain or encourage (including by way of furnishing information regarding the Business or the Transferred Assets) any proposals, inquiries or offers, or make any statements to third parties which may reasonably be expected to lead to any proposal, inquiry or offer, from any Person concerning the acquisition or license of all or any material portion of the Business or the Transferred Assets; or (ii) negotiate, engage in any substantive discussions, or enter into any agreement, with any Person concerning the acquisition or license of all or any material portion of the Business or the Transferred Assets. Seller will promptly inform Parent and Buyer in writing of any third party inquiries or proposals received by Seller and shall provide to Parent and Buyer the name of such third party and the terms of any such proposal. The covenants in this Section 5.11 will apply to any and all discussions in which Seller is currently involved with third parties, and Seller shall immediately terminate all such discussions.

     5.12 Confidentiality; Public Announcements.
          (a) The Receiving Party shall treat as confidential all of the Disclosing Party’s Confidential Information and shall not use or disclose to third parties such Confidential Information except as expressly permitted under this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same degree of care that it uses to prevent the disclosure of its own confidential information, but in no event with less than reasonable care, to prevent the disclosure of the Disclosing Party’s Confidential Information.
          (b) Notwithstanding the foregoing Section 5.12(a), after the Closing the following shall be deemed the Confidential Information of Parent and Buyer and the obligations set forth in Section 5.12(a) shall no longer apply to Parent and Buyer with respect thereto: any Confidential Information related to the Business or the Transferred Assets or constituting or included with the Transferred Assets.
          (c) Seller agrees that the terms, conditions and existence of this Agreement shall be treated as Confidential Information of Parent and Buyer and that no reference to this Agreement or the transactions contemplated herein may be made by Seller in any form of public or commercial announcement or advertising without the prior written consent of the other; provided, however, that Seller may disclose, upon prior written notice to the other, the terms, conditions and existence of this Agreement: (a) as required by any Governmental Entity (including the United States Securities and Exchange Commission) in which case, the Parties shall confer as to the appropriate disclosure; (b) as otherwise required by law; (c) in confidence, to legal counsel and accountants of Seller; or (d) in confidence, in connection with the enforcement of this Agreement or Seller’s rights under this Agreement.
          (d) In the event the Receiving Party must disclose the Disclosing Party’s Confidential Information pursuant to the order or requirement of a court, administrative agency, or other Governmental Entity, the Receiving Party shall provide prompt notice thereof to the Disclosing Party to allow the Disclosing Party to obtain a protective order, and the Receiving Party shall also use its reasonable efforts to obtain a protective order, assist Disclosing Party in obtaining a protective order or otherwise prevent public disclosure of such information.
          (e) The Parties agree that Seller’s Confidential Information related to the Business and known to the Designated Employees is included in the Transferred Assets under this Agreement. Accordingly, to the extent a Designated Employee hired by Buyer would, as a result of an employment or other agreement between Seller and that Designated Employee, be restricted from disclosing Confidential Information to Parent or Buyer or from using information on Parent’s or Buyer’s behalf or otherwise in connection with its employment by Parent or Buyer, Seller agrees to, and hereby does waive, in favor or Parent and Buyer, any right that it may have to enforce such restrictions and consents to Parent’s or Buyer’s use and disclosure of such information for its own benefit and on its own behalf, without restriction.
     5.13 Covenant Not to Compete. Beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, neither Seller nor any of its Affiliates or permitted successors or assigns shall, directly or indirectly, without the prior written consent of Parent or Buyer, engage anywhere in the world in (whether as an agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in the design, development, manufacture, marketing or sale of Transferred Products or other products intended for use in the Business, or otherwise engages in the Business; provided, however, that it shall not be a violation of this Section 5.13 for Seller to (a) own debt securities or other debt obligations (other than convertible debt) of any Person, or (b) invest in securities representing less than one percent (1%) of the outstanding capital stock of any Person, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association. Notwithstanding Section 1.1(a), any entity that (i) in the future acquires Control of Seller in an acquisition or merger transaction and (ii) at the time of such transaction sells products intended for use in the Business shall not be deemed an “Affiliate” for purposes of this Section 5.13 only.
     5.14 Covenant Not to Solicit or Hire.
          (a) Beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, neither Seller nor its Affiliates shall, directly or indirectly, without the prior written consent of Parent: (i) hire any employee of Parent or Buyer (including any Designated Employees) for employment by Seller or any of its Affiliates; or (ii) solicit any employee of Parent or Buyer (including any Designated Employees) to terminate his or her employment or consultancy with Parent or Buyer or any of their Affiliates; provided, however, that this Section 5.14(a) shall not prohibit Seller or any Affiliate of Seller from: (i) soliciting employees through, or hiring employees who respond to, general job advertisements or similar notices that are not targeted specifically at the employees of a party; or (ii) engaging any recruiting firm or similar organization to identify or solicit persons for employment on its behalf as long as such recruiting firm or organization is not instructed or otherwise informed to target any employee of Buyer.
          (b) Beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date, neither Parent, Buyer nor their Affiliates shall, directly or indirectly, without the prior written consent of Seller: (i) hire any employee of Seller (other than any Designated Employee) for employment by Parent, Buyer or any of their Affiliates; or (ii) solicit any employee of Seller (other than any Designated Employee) to terminate his or her employment or consultancy with Seller or any Affiliate of Seller; provided, however, that Section 5.14(b) shall not prohibit Parent, Buyer or any of their Affiliates from: (i) soliciting employees through, or hiring employees who respond to, general job advertisements or similar notices that are not targeted specifically at the employees of a party; or (ii) engaging any recruiting firm or similar organization to identify or solicit persons for employment on its behalf as long as such recruiting firm or organization is not instructed or otherwise informed to target any employee of Seller.
     5.15 Notification of Certain Matters. Seller shall give prompt notice to Parent and Buyer of (a) Seller becoming aware of the occurrence or non-occurrence of any event that is likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, and (b) any failure of Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.15 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by pursuant to this

Section 5.15, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
     5.16 Severability of Covenants. The covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city and state of any geographic area where any business is carried on by Parent or Buyer or their Affiliates. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. If the provisions of Sections 5.13 and 5.14 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.
     5.17 SEC Support Letter. Seller covenants to provide a letter to the Securities and Exchange Commission (the “SEC”), similar to the forms provided by Parent to Seller as of the Closing (the “Support Letter”), in support of the request by Parent or Buyer to the SEC for permission to file certain financial information in lieu of the full financial statements that may otherwise be required in any future SEC filings by Parent or Buyer, such as a registration statement on Form S-1 or Form S-4 (the “SEC Request”). Seller shall provide Parent and Buyer with such reasonable assistance, including the provision of available relevant records or other information and reasonable access to and cooperation of any personnel within Seller’s employ, as may be reasonably requested by Parent or Buyer, in preparing the SEC Request, providing information requested by the SEC, or complying with the SEC’s response to the SEC Request. Seller covenants to provide Parent and Buyer a draft of the Support Letter by December 31, 2005.
Article 6
EMPLOYEES
     6.1 Seller Cooperation. During the period commencing on the Effective Date and continuing through the Closing Date, Seller shall assist and cooperate with Parent and Buyer to identify Seller’s Employees employed in connection with the Business who will be Designated Employees, including by permitting Parent and Buyer to review employee files, compensation data, and job descriptions for any such Employees. In the event Parent or Buyer identifies additional Employees as Designated Employees in its discretion during such period, Parent or Buyer shall notify Seller thereof in writing and Schedule 1.1(n) shall thereafter be amended to include such additional Designated Employees. After the Effective Date, Seller shall promptly provide Parent and Buyer with copies of the employment files of all Designated Employees to the extent not already provided to Parent and Buyer, and shall promptly provide any additional information about such Employees upon Parent’s or Buyer’s reasonable request. After the Effective Date, Seller shall permit Parent and Buyer to contact and interview Designated Employees at Seller’s premises during normal business hours, and Seller shall cooperate fully with Parent and Buyer in all such respects.
     6.2 Employment Offers.

          (a) It is expected that prior to Closing, Buyer shall make offers of “at-will” employment to all Designated Employees, provided that Buyer may elect not to make an offer to any Designated Employees in its sole discretion. Any such “at-will” employment offers will (a) be contingent on Closing; (b) be subject to and in compliance with Parent’s or Buyer’s standard human resources policies and procedures, including requirements for proof evidencing a legal right to work in the offeree’s country of current employment; (c) have terms, including the position, salary and responsibilities of such Employee, which will be determined by Buyer in its sole discretion, except that all Designated Employees will be offered a hiring bonus equal to one month’s base salary and a retention bonus consistent with its prior discussions with Seller; and (d) supersede any prior Employment Agreements and other arrangements with such Employee in effect prior to the Closing Date.
          (b) For each day that the Designated Employees start employment with Buyer after the Closing, Parent will reimburse Seller an amount equal to one day’s salary of the Designated Employees who accept employment with Buyer at the time of the Closing, based on the then-current salaries of the Designated Employees with Seller, such payment to be made at the time of Buyer’s first payment to Seller for the Transition Services.
     6.3 Waiver. Seller hereby agrees to waive any condition or restriction which it may have the contractual right to impose on the hiring and employment of Designated Employees by Parent or Buyer.
     6.4 Employees. Between the Effective Date and the Closing Date, Seller will not, without the prior written consent of Parent or Buyer:
          (a) terminate the employment of any Employee, except for cause, provided Seller provides notice to Parent and Buyer prior to any such termination;
          (b) reassign any Designated Employee to another business unit of Seller;
          (c) hire any employees relating to the Business;
          (d) change, increase or amend the rate of remuneration (cash, equity or otherwise) or any other terms of employment of any of the Designated Employees or adopt, grant extend or increase the rate or terms of any bonus, insurance pension or other employee benefit plan, payment or arrangement made to, for or with any Designated Employees, except increases pursuant to any applicable law, rule or regulation;
          (e) grant any severance or termination pay (whether payable in cash, stock or other equity instruments) to any Designated Employee, or adopt any new severance plan, amend or modify or alter in any manner any severance plan, agreement or arrangement relating to any Designated Employee on the date hereof; or
          (f) adopt or amend any Employment Agreement with a Designated Employee.
     6.5 COBRA Continuation Coverage. Seller agrees and acknowledges that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) will continue to offer a group health plan to employees after the Closing Date and, accordingly, that Seller and the Selling Group shall be solely responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”). Seller shall indemnify, defend and hold harmless Parent and Buyer for, from and against any and all claims, liabilities, losses, costs and expenses (including attorney’s fees) relating to, arising out of, or resulting from any and all COBRA obligations, liabilities and claims related to M&A Qualified Beneficiaries and all other qualified beneficiaries (as defined in Code Section 4980B(g)(1)) with respect to Sellers’ group health plans. Seller further agrees and acknowledges that in the event that the Selling Group ceases to provide any group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Seller shall provide Parent and Buyer with (a) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least thirty (30) days prior to such cessation), and (b) all information necessary or appropriate for Parent or Buyer to offer continuation coverage to such M&A Qualified Beneficiaries.
     6.6 Employee Liability Claims.
          (a) As between the Parties, the Seller and any ERISA Affiliate shall (i) sponsor and (ii) assume or retain, as the case may be, and be solely responsible for all of the following from and after Closing, which will be considered “Employee Excluded Liabilities” for purposes of this Agreement, including Section 2.3 hereof:
               (i) Employment Liabilities, including but not limited to payments or entitlements that Seller may owe or have promised to pay to the Designated Employees or any other Employees, including wages, other remuneration, holiday or vacation pay, bonus, severance pay (statutory or otherwise), commission, pension contributions, taxes, and any other liability, payment or obligations related to Employees or contractors;
               (ii) all payments with respect to the Designated Employees that are due to be paid prior to or on the Closing Date (including, without prejudice to the generality of the foregoing, pension contributions, insurance premiums and taxation) to any third party in connection with the employment of any of the Designated Employees; and
               (iii) any non-forfeitable claims or expectancies of any Designated Employees from their prior employment with Seller or an ERISA Affiliate which have been incurred or accrued on or prior to the Closing Date.
          (b) All costs and disbursements incurred in connection with the termination of any employment of a Designated Employee or any other Employee prior to or in connection with the Closing Date (including any Designated Employee who does not accept an offer of employment with Parent or Buyer) shall be borne by Seller.

Article 7
CLOSING, PURCHASE PRICE AND PAYMENTS
     7.1 Conditions to Obligations of Buyer. The obligations of Parent and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the conditions set forth in this Section 7.1, any of which may be waived, in writing, exclusively by Parent:
          (a) Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true, correct and complete in all material respects (without regard to any materiality qualifications set forth in any such representation or warranty) as of the Effective Date and shall be true, correct and complete in all material respects (without regard to any materiality qualifications set forth in any such representation or warranty) as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true, correct and complete in all material respects (without regard to any materiality qualifications set forth in any such representation or warranty) as of such specified earlier date). Notwithstanding the foregoing, representations and warranties of the Seller contained in this Agreement that are qualified by reference to materiality shall be true, correct and complete in all respects as of the dates set forth in this Section 7.1(a).
          (b) Performance. Seller shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller on or before the Closing Date.
          (c) Employees. All of the Key Employees and no fewer than ninety percent (90%) of the Designated Employees shall have accepted in writing an offer of employment with Buyer, in a form acceptable to Buyer and substantially in the form attached as Exhibit D; provided, however, that Buyer chooses in its sole discretion to make such offers to such Key Employees and/or Designated Employees.
          (d) Sublease of Facility. Seller shall have provided to Buyer a sublease in the form of Exhibit E annexed hereto with respect to that portion of the space at 4424 Innovation Drive, Fort Collins, Colorado (approximately 12,000 sq. ft.) which is presently allocated to the Business. The sublease shall be for the same term as the Master Lease (June 30, 2009) provided Buyer may terminate such sublease on not less than 90 days prior notice to Seller and provided further that Buyer will pay Seller full rent (not including utilities and other costs of facility-related services provided by Seller to Buyer) through the later of June 30, 2006 or the date Buyer moves out of the facility and 50% of the rent (not including utilities and other costs of facility-related services provided by Seller to Buyer) from the date Buyer moves out of the facility to September 30, 2006, if Buyer moves out of the facility prior to September 30, 2006. Buyer also acknowledges that under the Master Lease both Seller and Landlord have the right to terminate such Master Lease upon 270 days prior notice in which event the sublease shall terminate at the same time provided Buyer shall have been provided with a copy of the notice of termination at the time it was given or received by Seller. The sublease rent shall be $6,720 per month, for a total of $7,100 per month inclusive of all utilities (water, gas and electric).

          (e) No Material Adverse Effect. Since the Effective Date, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have a material adverse effect on the Business, the Transferred Products, the Transferred Assets or the financial condition or prospects of the Business.
          (f) Closing Certificate. Parent and Buyer shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of Seller on behalf of Seller certifying as to the matters set forth in Sections 7.1(a), (b) and (e).
          (g) Consents. All third party consents required to transfer or assign the Transferred Assets (free of any Liens), the Transferred Permits and the Transferred Contracts to Buyer set forth on Schedule 7.1(g) shall have been obtained in a form acceptable to Parent.
          (h) Other Agreements. Seller shall have executed and delivered to Parent and Buyer each of the Collateral Agreements, and such agreements shall remain in full force and effect.
          (i) No Proceeding or Litigation.
               (i) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.
               (ii) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or have been threatened against Seller, Parent or Buyer, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the sale of the Transferred Assets or asserting that the sale of the Transferred Assets would be illegal or create liability for damages.
          (j) Documents. This Agreement, any other instruments of conveyance and transfer and all other documents to be delivered by Seller to Parent and Buyer at the Closing and all actions of Seller required by this Agreement or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Parent.
          (k) Governmental Filings. Seller, Parent and Buyer shall have made all required filings with Governmental Entities, and any approvals related thereto shall have been obtained or any applicable waiting periods shall have expired.
          (l) Series C Preferred Stock Financing. The sale of Parent’s Series C Preferred Stock for an aggregate purchase price of at least $20 million shall have been completed.
     7.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the conditions set forth in this Section 7.2, any of which may be waived, in writing, exclusively by Seller:
          (a) Representations and Warranties. The representations and warranties of the Parent and Buyer contained in this Agreement shall be true, correct and complete in all material respects (without regard to any materiality qualifications set forth in any such representation or warranty) as of the Effective Date and shall be true, correct and complete in all material respects (without regard to any materiality qualifications set forth in any such representation or warranty) as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true, correct and complete in all material respects (without regard to any materiality qualifications set forth in any such representation or warranty) as of such specified earlier date).
          (b) Performance. Parent and Buyer shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Parent and Buyer on or before the Closing Date.
          (c) Closing Certificate. Seller shall have received a certificate, dated as of the Closing Date, signed and verified by an officer of each of Parent and Buyer on behalf of each of Parent and Buyer certifying as to the matters set forth in Sections 7.2(a) and 7.2(b).
          (d) Other Agreements. Parent and Buyer shall have executed and delivered to Seller each of the Collateral Agreements to which Parent and Buyer are a party, and such agreements shall remain in full force and effect.
          (e) No Proceeding or Litigation.
               (i) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.
               (ii) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced or have been threatened against Seller, Parent or Buyer, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the sale of the Transferred Assets or asserting that the sale of the Transferred Assets would be illegal or create liability for damages.
          (f) Documents. This Agreement, any other instruments of conveyance and transfer and all other documents to be delivered by Parent and Buyer to Seller at the Closing and all actions of Parent and Buyer required by this Agreement or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Seller.
          (g) Governmental Filings. Seller, Parent and Buyer shall have made all required filings with Governmental Entities, and any approvals related thereto shall have been obtained or any applicable waiting periods shall have expired.

Article 8
SURVIVAL OF REPRESENTATIONS,
WARRANTIES AND INDEMNIFICATION
     8.1 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Seller in this Agreement shall survive until the earlier to occur of (i) twelve (12) months after the Closing Date and (ii) ninety (90) days after the Audit Completion Date, and shall thereafter automatically expire; provided, however, that (x) Seller’s representations in Section 3.5 (Intellectual Property) shall survive for a period of three (3) years after the Closing Date, and shall thereafter automatically expire; (y) Seller’s representations in Section 3.9 (Environmental Matters) and Section 3.17 (Tax Matters) shall survive until the expiration of the applicable statute of limitations; and (z) Seller’s representations in Section 3.4 (Title of Properties) and Section 3.8 (Transferred Assets and Transferred Technology) and Seller’s obligation to indemnify in Section 8.2(c) (Excluded Assets and Excluded Liabilities), Section 8.2(f) (Transition Services) and Section 8.2(g) (License Agreement) shall survive indefinitely. The representations and warranties of Parent and Buyer in Article 4 shall terminate on the Closing Date. No investigation, or knowledge acquired, by Parent or Buyer or on behalf of Parent or Buyer with respect to any breach of any representation or warranty made by Seller or any other matter shall affect Parent’s or Buyer’s rights to indemnification pursuant to this Article 8.
     8.2 Indemnification by Seller. Subject to the terms and conditions of this Article 8, following the Closing, Seller shall indemnify and hold harmless Parent, Buyer and their Affiliates and each of their officers, directors, employees, agents, successors and assigns (“Buyer Indemnitees”) for any and all Losses, whether such Loss exists or accrues prior or subsequent to the Closing Date, arising out of, resulting from or caused by:
          (a) any inaccuracy or misrepresentation in or breach of any of the representations or warranties made by Seller contained in this Agreement or any Collateral Agreement, it being understood that solely for purposes of calculating Losses relevant to any such inaccuracy or misrepresentation, materiality and knowledge qualifiers will be disregarded;
          (b) any breach of any of the covenants or agreements of Seller contained in this Agreement or any Collateral Agreement (other than the License Agreement);
          (c) any of the Excluded Assets or Excluded Liabilities, including any Liability arising out of the ownership or operation of the Assets prior to the Closing Date other than the Assumed Liabilities;
          (d) any Indemnifiable Audit Costs;
          (e) all Liabilities relating to any warranty, returns, refunds, support obligation or similar claims with respect to any Transferred Products sold prior to the Closing Date to the extent that such Liabilities exceed $75,000;
          (f) any Losses of any kind or nature whatsoever which may be sustained or suffered by any of them arising out of or based upon any gross negligence or willful misconduct on the part of Seller in performing the Transition Services for Parent and Buyer;

          (g) any breach of any of the representations, covenants or agreements of Seller contained in the License Agreement; and
          (h) any failure to comply with any applicable “bulk sales” law or regulation in connection with the transactions contemplated by this Agreement.
Notwithstanding the foregoing, for purposes of calculating Losses relevant to any breach, inaccuracy or misrepresentation of the first sentence of Section 3.5(c) (the “Non-Infringement Representation”), the knowledge qualifier of the Non-Infringement Representation will be disregarded for twelve (12) months after the Closing Date.
     8.3 Limitation on Indemnification. Notwithstanding the foregoing, (i) Seller shall have no liability under Section 8.2 until the aggregate of all such Losses exceeds $100,000 (at which point the Seller will be obligated to indemnify the Buyer Indemnitees against all Losses relating back to the first dollar of Losses) and (ii) except for intentional fraud or willful misconduct, the aggregate liability for Seller under Section 8.2 for all Losses shall in no event exceed $1,500,000 for Seller. The limitations in this Section 8.3(ii) shall not apply to matters arising in respect of Section 3.4 (Title of Properties), Section 3.5 (Intellectual Property) (excluding the Non-Infringement Representation), Section 3.8 (Transferred Assets and Transferred Technology), Section 3.9 (Environmental Matters), Section 3.17 (Tax Matters), and the limitations in this Section 8.3(i) and Section 8.3(ii) shall not apply to matters arising in respect of Section 8.2(c) (Excluded Assets and Excluded Liabilities), Section 8.2(f) (Transition Services), and Section 8.2(g) (License Agreement). For purposes of clarity, any Losses related to the Non-Infringement Representation will be subject to Section 8.3(i) and Section 8.3(ii).
     8.4 Indemnification Procedure.
          (a) Whenever any Loss shall be asserted against or incurred by a Buyer Indemnitee, the Buyer Indemnitee shall give written notice thereof (a “Claim”) to Seller. The Buyer Indemnitee shall furnish to the Seller in reasonable detail such information as the Buyer Indemnitee may have with respect to the Claim (including in any case copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). If the Claim has been provided to the Seller prior to the lapse of the expiration of the right to make a Claim, then the Seller shall continue to have the obligation to indemnify until the resolution of such Claim. The failure to give such notice shall not relieve the Seller of its indemnification obligations under this Agreement.
          (b) Any controversy involving only Parent, Buyer and Seller regarding whether a Claim is properly indemnifiable under the terms of this Article 8 shall be settled by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules, and judgment upon the award rendered through arbitration may be entered in any court having jurisdiction thereof. Such arbitration shall be held in Santa Clara County, California, unless the parties mutually agree in writing to change the location, before a single neutral arbitrator appointed in the manner prescribed in AAA Commercial Arbitration Rule 13 provided that Parent, Buyer and Seller have attempted to resolve such controversy through negotiations in good faith. Either Parent, Buyer or Seller may seek from any court, interim or provisional, relief that is necessary to protect the rights or property of such Party, pending the appointment of the arbitrator or the arbitrator’s determination of the merits of the controversy. The Parties shall be entitled to conduct discovery in accordance with the Federal Rules of Civil Procedure. The fees and expenses of the arbitrators shall be borne equally by Buyer and Seller. Each Party shall be responsible for its own legal fees and expenses for the proceeding. The decision of the arbitrators shall be final and non-appealable. The arbitration award shall be in writing and shall specify the factual and legal bases for the award. Judgment on the award may be entered in any court having jurisdiction.
          (c) If the Claim is based on a claim of a person that is not a party to this Agreement, the Seller shall, at its expense, undertake the defense of such Claim with attorneys of its own choosing reasonably satisfactory to the Buyer Indemnitee provided that the Seller acknowledges the Buyer Indemnitee’s right to indemnification for such Claim pursuant to this Agreement. In the event the Seller, within ten (10) business days after receiving notice of a Claim from the Buyer Indemnitee, fails to defend the Claim, the Buyer Indemnitee may, at the Seller’s expense, undertake the defense of the Claim and may compromise or settle the Claim, all for the account of the Seller. After notice from the Seller to the Buyer Indemnitee of its election to assume the defense of such Claim, the Seller shall not be liable to the Buyer Indemnitee under this Section 8.4 for any legal expenses subsequently incurred by the Buyer Indemnitee in connection with the defense thereof, except for such expenses incurred in connection with cooperation with, or at the request of, the Seller; provided, however, that the Buyer Indemnitee shall have the right to engage counsel to represent it if, in the Buyer Indemnitee’s reasonable judgment, based upon the advice of counsel, it is advisable, in light of the separate interests of the Buyer Indemnitee and the Seller, for the Buyer Indemnitee to be represented by separate counsel, and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Seller.
          (d) The Seller shall not consent to entry of any judgment, except with the consent of the Buyer Indemnitee (which may be given or withheld in its sole discretion), or enter into any settlement, except with the consent of the Buyer Indemnitee, which such consent shall not be unreasonably withheld or delayed. In the event the Buyer Indemnitee refuses to consent to the entry of a judgment or a settlement for which the Seller is solely and entirely responsible and has indicated its sole and entire responsibility in writing to the Buyer Indemnitee, following such refusal, the liability of the Seller to the Buyer Indemnitee will be fixed at the amount of any money damages provided in the proposed judgment or settlement.
     8.5 Escrow. As partial security for the indemnity provided for in Section 8.2 hereof, at the Closing, Buyer will deposit with the Escrow Agent the Escrow Amount into an escrow fund (the “Escrow Fund”) maintained by the Escrow Agent and established pursuant to the Escrow Agreement; it being understood that the Escrow Fund shall not be the sole and exclusively remedy of Buyer Indemnitees for the indemnity provided for in Section 8.2. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the initial delivery of the Escrow Fund to the Escrow Agent and shall expire as follows: 50% of the Escrow Fund shall be released twelve (12) months after the Closing Date, and 50% of the Escrow Fund shall be released thirty (30) days after the Audit Completion Date (the “Escrow Period”); provided that the Escrow Period shall not terminate with respect to such amount as is necessary, to satisfy any Claims previously asserted and which are being contested. As soon as all such Claims have been resolved, the Escrow Agent shall deliver to Seller the remaining portion of the Escrow Fund not required to satisfy such Claims.
          8.6 Purchase Price Adjustment. Any payment pursuant to this Article 8 shall be treated for all Tax purposes as an adjustment to the Purchase Price.
Article 9
TERMINATION AND ABANDONMENT
     9.1 Methods of Termination. The transactions contemplated herein may be terminated and/or abandoned at any time prior to the Closing:
          (a) by the mutual written consent of the Parent, Buyer and Seller;
          (b) By Parent, Buyer or Seller, if the Closing shall not have occurred on or before December 31, 2005 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (b) of Section 9.1 shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;
          (c) at the election of Parent, Buyer or Seller, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;
          (d) by the Parent or Buyer if any of the representations and warranties of the Seller contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of any subsequent date (as if made on such subsequent date), in either case such that the condition set forth in Section 7.1(a) would not be satisfied, or if any of the Seller’s covenants contained in this Agreement shall have been breached in any respect such that the condition set forth in Section 7.1(b) would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of the Seller as of a date subsequent to the date of this Agreement or a breach of a covenant by the Seller is curable by the Seller through the use of commercially reasonable efforts within 10 days after the Parent or Buyer notifies the Seller in writing of the existence of such inaccuracy or breach (the “Seller Cure Period”), then the Parent or Buyer may not terminate this Agreement under this Section 9.1(d) as a result of such inaccuracy or breach prior to the expiration of the Seller Cure Period, provided the Seller, during the Seller Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that Parent or Buyer may not terminate this Agreement pursuant to this Section 9.1(d) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Seller Cure Period); or
          (e) by the Seller if any of Parent’s or Buyer’s representations and warranties contained in this Agreement shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of any subsequent date (as if made on such subsequent date), in either case such that the condition set forth in Section 7.2(a) would not be satisfied, or if any of Parent’s or Buyer’s covenants contained in this Agreement shall have been breached in any respect such that the condition set forth in Section 7.2(b) would not be satisfied; provided, however, that if an inaccuracy in any of the representations and warranties of Parent or Buyer as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent or Buyer is curable by Parent or Buyer through the use of commercially reasonable efforts within 10 days after the Seller notifies Parent or Buyer in writing of the existence of such inaccuracy or breach (the “Buyer Cure Period”), then the Seller may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Buyer Cure Period, provided the Parent or Buyer, during the Buyer Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Seller may not terminate this Agreement pursuant to this Section 9.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Buyer Cure Period)
     9.2 Procedure upon Termination. In the event of termination and abandonment by a Party pursuant to Section 9.1, written notice thereof shall be given to the other Party and the transactions contemplated by this Agreement shall be terminated and/or abandoned, without further action by the Parties. If the transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:
          (a) each Party will redeliver all documents, work papers and other material (and all copies thereof) of the other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the other Party furnishing the same; and
          (b) all Confidential Information received by either Party hereto with respect to the business of the other Party shall be treated in accordance with Section 5.12, provided that either Party shall be free to use or exploit for any purpose the residuals resulting from access to or work with the other Party’s Confidential Information. For the purposes of this Section 9.2(b), “residuals” means information retained in the unaided memories of individuals who have had access to such Confidential Information.
     9.3 Survival of Certain Provisions. The following provisions of this Agreement shall survive any termination of this Agreement: Section 5.12 (Confidentiality), this Article 9, and Article 10 (General) and any provision which, by its terms, must survive.
Article 10
GENERAL
     10.1 No Agency. Except as expressly provided herein, each Party shall in all matters relating to this Agreement act as an independent contractor. Neither Party shall have authority, nor shall either Party represent that it has any authority, to assume or create any obligation, express or implied, on behalf of the other, or to represent the other Party as agent or employee or in any other capacity. Neither execution nor performance of this Agreement shall be construed to have established any agency, joint venture, or partnership.
     10.2 Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all expenses, including without limitation all legal, accounting, financial advisory, consulting and other fees, incurred in connection with the negotiation or effectuation of this

Agreement or consummation of the transactions contemplated by this Agreement, shall be the obligation of the respective Party incurring such expenses.
     10.3 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement must be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party may have specified in a written notice given to the other Party):

if to Parent or Buyer:	iWatt, Inc.
101 Albright Way
Los Gatos, California 95032-1827
Attn: Curtis Davis, Chief Executive Officer
Telephone: (408) 374-4200
Facsimile: (408) 341-0455

with a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attn: Neil J. Wolff
Telephone: (650) 493-9300
Facsimile: (650) 493-6811

if to Seller:	Advanced Energy Industries, Inc.
1625 Sharp Point Drive
Fort Collins, Colorado 80525
Attn: Michael El-Hillow, Chief Financial Officer
Telephone: (800) 446-9167
Facsimile: (970) 407-6550

with a copy to:	Thelen Reid & Priest LLP
225 W. Santa Clara Street, 12th Floor
San Jose, California 95113
Attn: Jay L. Margulies
Telephone: (408) 282-1815
Facsimile: (408) 278-8215
     10.4 Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and the State of California as such laws apply to agreements entered into and to be performed entirely within California by California residents.
     10.5 Forum and Venue. Any judicial action or proceeding arising hereunder or relating hereto shall be brought in, and the Parties hereby consent to the exclusive, personal jurisdiction of, the state and federal courts located in the County of Santa Clara, California. Seller hereby consents to the jurisdiction of such courts and hereby appoints its counsel identified in Section 10.3 as its agent for service of process.
     10.6 Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.
          (b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
          (d) Unless the context requires otherwise, the term “Seller” as used herein refers to Seller and its Affiliates.
          (e) Except as otherwise indicated, all references in this Agreement to “Schedules,” “Sections” and “Exhibits” are intended to refer to Schedules, Sections and Exhibits to this Agreement.
          (f) The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.
     10.7 Breaches and Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Without limiting the generality of the foregoing, Seller agrees that if it breaches any provision of Sections 5.13 and 5.14, Parent and Buyer will have available, in addition to any other right or remedy otherwise available, the right to seek an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement without the requirement that Parent or Buyer post a bond.
     10.8 Waiver. No failure on the part of a Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege, or remedy under this Agreement, will operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy will preclude any other or further exercise thereof or of any other power, right, privilege, or remedy. No Party shall be deemed to have waived any claim arising from this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

     10.9 Assignment. Neither Party may assign this Agreement in whole or in part without the prior written consent of the other Party. After the Closing, except as provided herein, Parent and Buyer may assign or transfer this Agreement in whole or part. Any attempted transfer or assignment except as provided herein shall be void and of no effect. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of the Parties. Nothing set forth herein shall in any way limit the transfer, assignment or licensing by Parent or Buyer of the Transferred Assets in their entirety or in part after the Closing.
     10.10 Severability. If, for any reason, a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. The Parties agree to negotiate in good faith an enforceable substitute provision for any unenforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision. Notwithstanding the foregoing, if a court of competent jurisdiction determines that any restriction on any license granted herein is invalid or unenforceable, then the license grants to which such restriction relates shall terminate automatically.
     10.11 Entire Agreement. This Agreement (including the Collateral Agreements, Schedules and Exhibits hereto) sets forth the entire understanding of the Parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings between the Parties hereto relating to the subject matter hereof.
     10.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Seller, Parent and Buyer.
     10.13 Counterparts. This Agreement may be executed in counterparts, which, when taken together, shall constitute one agreement.
* * * * *

     IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Agreement as of the date first written above.

“SELLER”	“PARENT”

ADVANCED ENERGY INDUSTRIES, INC.	IWATT, INC.

By:	By:

Name:	Name:

Title:	Title:

“BUYER”

IKOR ACQUISITION CORPORATION

By:

Name:

Title:

[Asset Purchase Agreement]

List of Schedules and Exhibits

Schedule Number	Title of Schedule
1.1(c)	Assigned Patents
1.1(d)	Assigned Trademarks
1.1(f)	Form of Bill of Sale
1.1(n)	Designated Employees
1.1(mm)	Product Software
1.1(v)	Excluded Assets
1.1(ss)	Transferred Contracts
1.1(ww)	Transferred Products
1.1(xx)	Transferred Tangible Assets
1.1(yy)	Transferred Technology
1.1(zz)	Transferred Websites
5.5	Software Licenses
7.1(g)	Required Consents

Exhibit Number	Exhibit Title
A	Escrow Agreement
B-1	Transition Services
B-2	Third Party Software Licenses
C	Disclosure Schedule
D	Form of Employment Offer Letter
E	Form of Sublease
F	Form of License Agreement